Exhibit (a)(1)(i)

Offer to Exchange

5.375% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share

10.00% Series C Cumulative Preferred Stock, par value $1.00 per share

9.75% Series D Cumulative Preferred Stock, par value $1.00 per share for

10.00% Series E Cumulative Convertible Preferred Stock, par value $1.00 per share

We are offering to exchange (collectively, the “Exchange Offers”), upon the terms and subject to the conditions set forth in this offer to exchange (as it may be supplemented and amended from time to time, this “Offer to Exchange”) and the accompanying letter of transmittal (as it may be supplemented and amended from time to time, the “Letter of Transmittal” and, together with the Offer to Exchange, the “Offering Documents”), any and all shares of 5.375% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), up to 2,390,000 depositary shares, each representing 1/1000th of a share of our 10.00% Series C Cumulative Preferred Stock (such depositary shares, the “Series C Preferred Stock”) and up to 2,390,000 depositary shares, each representing 1/1000th of a share of our 9.75% Series D Cumulative Preferred Stock (such depositary shares, the “Series D Preferred Stock” and, together with the Series B Preferred Stock and the Series C Preferred Stock, the “Existing Preferred Stock”) for newly issued depositary shares representing our 10.00% Series E Cumulative Convertible Preferred Stock (such depositary shares, the “Series E Preferred Stock”). If more than 2,390,000 shares of Series C Preferred Stock or 2,390,000 shares of Series D Preferred Stock are properly tendered (and not validly withdrawn) in the Exchange Offers, the Series E Preferred Stock will be allocated on a pro rata basis such that the maximum number of shares specified is not exceeded for the Series C Preferred Stock and Series D Preferred Stock. Unless we indicate otherwise, references in this Offer to Exchange to a “share” of the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock are to a depositary share representing such series.

In exchange for each share of Existing Preferred Stock properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on December 8, 2015 (such time and date, as the same may be extended, the “Expiration Date”) and accepted by us, participating holders of Existing Preferred Stock will receive the following exchange consideration (the “Exchange Consideration”):

Existing Preferred Stock	CUSIP No.	Number of Outstanding Shares(1)	Maximum Number of Shares(1)(2)	Exchange Consideration(3)
Series B Preferred Stock	382410 603	2,249,893	2,249,893	1.20 depositary shares representing Series E Preferred Stock for each exchanged share

Series C Preferred Stock	382410 702	4,400,000	2,390,000	1.00 depositary share representing Series E Preferred Stock for each exchanged depositary share

Series D Preferred Stock	382410 884	5,200,000	2,390,000	1.00 depositary share representing Series E Preferred Stock for each exchanged depositary share

(1)	The number of shares reflected for the Series C Preferred Stock and the Series D Preferred Stock are depositary shares, each of which represents 1/1000th of a share of Series C Preferred Stock and Series D Preferred Stock, respectively.

(2)	Represents the maximum number of shares of the applicable series that may be exchanged pursuant to this Offer to Exchange.
(3)	The higher exchange ratio applicable to the Series B Preferred Stock reflects the current trading price and the higher liquidation preference for the Series B Preferred Stock relative to the current trading price and the lower liquidation preference of the Series C Preferred Stock and Series D Preferred Stock.

Holders that tender shares of their Existing Preferred Stock that are accepted for exchange will forfeit any claim to all accrued and unpaid dividends on such Existing Preferred Stock through the settlement date for the Exchange Offers.

The Series E Preferred Stock will be convertible into shares of our common stock, par value $0.20 per share (the “Common Stock”) at any time during the life of the security. The conversion rate will initially be 5.00 shares of Common Stock per depositary share of Series E Preferred Stock, which is equivalent to a conversion price of approximately $2.00 per share of Common Stock. Upon conversion of the Series E Preferred Stock, we may choose to deliver the conversion value, as defined in this Offer to Exchange, to holders in cash, shares of our Common Stock, or a combination of cash and shares of our Common Stock. We expect that the depositary shares representing our Series E Preferred Stock to be issued in the Exchange Offers will be approved for listing on the New York Stock Exchange (the “NYSE”).

Each of the Exchange Offers will expire on the Expiration Date, unless extended or earlier terminated by us. Tendered Existing Preferred Stock may be withdrawn at any time prior to the expiration of the related Exchange Offer. In addition, you may withdraw any tendered shares of Existing Preferred Stock if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offers on November 6, 2015.

The Exchange Offers are subject to the conditions described in “The Exchange Offers — Conditions to the Exchange Offers.” We reserve the right to extend or terminate any of the Exchange Offers if any condition of such Exchange Offer is not satisfied and otherwise to amend any of the Exchange Offers in any respect.

We urge you to carefully read the “Risk Factors” section beginning on page 16 before you make any decision regarding the Exchange Offers.

You must make your own decision whether to tender Existing Preferred Stock in the Exchange Offers, and, if so, the amount of Existing Preferred Stock to tender. Neither we, the Information Agent, the Exchange Agent nor any other person is making any recommendation as to whether or not you should tender your Existing Preferred Stock for exchange in the Exchange Offers.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities being offered in the Exchange Offers, or determined if the Exchange Offers are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Exchange is November 6, 2015.

You should rely only on the information contained or incorporated by reference in this Offer to Exchange. No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying Letter of Transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Information Agent, the Exchange Agent or any other person. We are offering to exchange, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) to exempt the Exchange Offers from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offers from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. In addition, neither our financial advisors nor any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer.

i

FORWARD-LOOKING STATEMENTS

We have made in this Offer to Exchange, and may from time to time otherwise make in other public filings, press releases and discussions with our management, forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), concerning our operations, economic performance and financial condition. These forward-looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and natural gas properties, marketing and midstream activities, and also include those statements accompanied by or that otherwise include the words “may,” “could,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “predicts,” “target,” “goal,” “plans,” “objective,” “potential,” “should,” or similar expressions or variations on such expressions that convey the uncertainty of future events or outcomes. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and assumptions about future events. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this Offer to Exchange, or if earlier, as of the date they were made; we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

These forward-looking statements involve risk and uncertainties. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risk and uncertainties:

•	planned capital expenditures;

•	future drilling activity;

•	our financial condition;

•	future cash flows, credit availability and borrowings;

•	sources of funding for exploration and development;

•	the market prices of oil and natural gas;

•	uncertainties about the estimated quantities of our oil and natural gas reserves;

•	financial market conditions and availability of capital;

•	production;

•	hedging arrangements;

•	litigation matters;

•	pursuit of potential future acquisition opportunities;

•	general economic conditions, either nationally or in the jurisdictions in which we are doing business;

•	legislative or regulatory changes, including retroactive royalty or production tax regimes, hydraulic-fracturing regulation, drilling and permitting regulations, derivatives reform, changes in state and federal corporate taxes, environmental regulation, environmental risks and liability under federal, state and foreign laws, and local environmental laws and regulations;

•	the creditworthiness of our financial counterparties and operation partners;

•	the securities, capital or credit markets;

•	our ability to maintain the listing of our common stock, depositary shares representing our Series C Preferred Stock and depositary shares representing our Series D Preferred Stock and obtain and maintain the listing of our depositary shares representing Series E Preferred Stock, on the NYSE;

•	our ability to repay our debt; and

•	other factors discussed below and elsewhere in this Offer to Exchange and in our other public filings, press releases and discussions with our management.

For additional information regarding known material factors that could cause our actual results to differ from projected results please read the rest of this Offer to Exchange, including the “Risk Factors” section herein, and Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, Part II, “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and Part II, “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports and other information with the SEC (File No. 001-12719) pursuant to the Exchange Act. You may read and copy any documents that are filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at l-800-SEC-0330 for further information. Our filings are also available to the public through the SEC’s website at www.sec.gov:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2014 filed on April 30, 2015);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	our Current Reports on Form 8-K, filed with the SEC on March 2, 2015, March 18, 2015, April 22, 2015, May 11, 2015, June 4, 2015, July 30, 2015, August 19, 2015, September 2, 2015, September 9, 2015, September 30, 2015, October 2, 2015, October 8, 2015, October 20, 2015 and November 6, 2015 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•	our Proxy Statement on Schedule 14A, filed with the SEC on May 4, 2015;

•	the description of our common stock contained in our registration statement on Form 8-B, filed with the SEC on February 3, 1997;

•	the description of our Series C Preferred Stock contained in our registration statement on Form 8-A, filed with the SEC on April 10, 2013; and

•	the description of our Series D Preferred Stock contained in our registration statement on Form 8-A, filed with the SEC on August 19, 2013.

The information incorporated by reference is an important part of this Offer to Exchange.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Offer to Exchange or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

Goodrich Petroleum Corporation

Attention: Corporate Secretary

801 Louisiana, Suite 700

Houston, Texas 77002

(713) 780-9494

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the Exchange Offers. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO in order to disclose additional information about us and the Exchange Offers that occurs following the date of this Offer to Exchange.

Exhibit (a)(1)(i)

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS

These answers to questions that you may have as a holder of the Existing Preferred Stock, as well as the summary that follows, highlight selected information included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the Exchange Offers and the other considerations that may be important to your decision about whether to participate in the Exchange Offers, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information about us, see the section of this Offer to Exchange entitled “Where You Can Find More Information and Incorporation by Reference.”

Except as the context otherwise requires, or as otherwise specified or used in this Offer to Exchange, the terms “we,” “us,” “our,” “ours,” “the company,” and “Goodrich” refer to Goodrich Petroleum Corporation and its consolidated subsidiaries.

What are the key factors to consider in deciding whether to tender your shares of Existing Preferred Stock?

As described in further detail below, the new Series E Preferred Stock is intended to provide the following economic benefits to exchanging holders of the Existing Preferred Stock:

•	Ability for the holder of the new Series E Preferred Stock to receive dividends in shares of freely tradable Common Stock, which would allow the payment of the dividends, to the extent of available legal surplus, well ahead of any cash dividends that may be paid on the Existing Preferred Stock in the future. We currently expect to pay the initial dividend on Series E Preferred Stock in shares of Common Stock within 15 days from the original issue date;

•	Potentially greater liquidity relative to the liquidity of the Existing Preferred Stock, upon a successful completion of the Exchange Offers;

•	Immediate conversion option to convert into shares of freely tradable Common Stock to provide holders with enhanced liquidity;

•	Conversion price of $2.00 for Series E Preferred Stock to permit holders to participate in a recovery of our Common Stock to a much more significant extent than the Existing Preferred Stock, potentially allowing the holders to recoup the original Liquidation Preference as share price rises (please refer to the analysis below); and

•	Ability to convert into shares of Common Stock at any time to allow readily determinable valuation of the Series E Preferred Stock based on the trading price of our Common Stock.

Why are we making the Exchange Offers?

We are making the Exchange Offers because the Board of Directors has determined it would be beneficial to the Company for the following reasons:

•	The Exchange Offers would enable us to conserve cash by paying the dividends on the Series E Preferred Stock in Common Stock to the extent permitted by Delaware law;

•	The Exchange Offers would allow the Company to reduce the liquidation preference of our Existing Preferred Stock while providing an opportunity for conversion to Common Stock;

•	The Exchange Offers would reduce our fixed dividend obligations, including the outstanding amount of accrued and unpaid dividends, and will likely increase, over time, the percentage of our capitalization that is Common Stock; and

•	Upon recovery of our Common Stock price, we will have the option to convert all of the outstanding Series E Preferred Stock into shares of our Common Stock if the closing price of the Common Stock exceeds $3.00 for 20 out of 30 trading days.

How many shares of the Existing Preferred Stock are you offering to exchange in the Exchange Offers?

We are offering to exchange:

•	any and all of the shares of Series B Preferred Stock currently outstanding;

•	up to 2,390,000 of the 4,400,000 depositary shares of Series C Preferred Stock currently outstanding; and

•	up to 2,390,000 of the 5,200,000 depositary shares of Series D Preferred Stock currently outstanding.

What will the holder receive in the Exchange Offers if the shares of Existing Preferred Stock are validly tendered and accepted by us?

For each share of Existing Preferred Stock that is accepted in the Exchange Offers, the holder will receive a number of shares of Series E Preferred Stock equal to the exchange ratio (the “Exchange Ratio”), upon the terms and subject to the conditions set forth in this Offer to Exchange and the related letter of transmittal. The Exchange Ratio will equal:

•	1.20 depositary shares of Series E Preferred Stock for each 1 share of Series B Preferred Stock;

•	1 depositary share of Series E Preferred Stock for each 1 depositary share of Series C Preferred Stock; and

•	1 depositary share of Series E Preferred Stock for each 1 depositary share of Series D Preferred Stock.

The higher Exchange Ratio applicable to the Series B Preferred Stock reflects the current trading price and the higher liquidation preference for the Series B Preferred Stock relative to the current trading price and lower liquidation preference of the Series C Preferred Stock and Series D Preferred Stock.

We will not issue fractional shares of our Series E Preferred Stock in the Exchange Offers. If any fractional share of the Series E Preferred Stock would be issuable to a participating holder upon the exchange of its shares of the Series B Preferred Stock, the number of shares of Series E Preferred Stock to be issued to such participating holder will be rounded down to the nearest whole number. See “The Exchange Offers — Fractional Shares.”

Your right to receive the Exchange Consideration in the Exchange Offers is subject to all of the conditions set forth in this Offer to Exchange and the related Letter of Transmittal.

What are the material differences between the Existing Preferred Stock and the Series E Preferred Stock?

The material differences between the Existing Preferred Stock and the Series E Preferred Stock are summarized in the table below:

	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock
Number of Shares Outstanding	2,249,893	4,400,000 (depositary)	5,200,000 (depositary)	7,479,872 (depositary)

Annual Dividend Rate per share	5.375%	10.00%	9.75%	10.00%

Dividend Payable	In cash*	In cash*	In cash*	In cash or common shares

Shares Value for purposes of Dividend Payment	N/A	N/A	N/A	Higher of 95% of Market Value, and $0.70

Dividend Payment Dates	March 15, June 15, September 15, December 15*	March 15, June 15, September 15, December 15*	March 15, June 15, September 15, December 15*	March 15, June 15, September 15, December 15**

Liquidation Preference per share	$50.00	$25.00	$25.00	$10.00

Ranking	Preferred, on parity with the other shares of Existing Preferred Stock and the Series E Preferred Stock	Preferred, on parity with the other shares of Existing Preferred Stock and the Series E Preferred Stock	Preferred, on parity with the other shares of Existing Preferred Stock and the Series E Preferred Stock	Preferred, on parity with the shares of Existing Preferred Stock
Conversion Rate	1.59	N/A	N/A	5.00

Conversion Price	$31.36	N/A	N/A	$2.00

Company Conversion Option Trigger Price	$40.76	N/A	N/A	$3.00

*	Dividend currently in arrears
**	We currently expect to pay the initial dividend in Common Stock within 15 days from the issue date of the Series E Preferred Stock.

How does the consideration the holder will receive if the shares of Existing Preferred Stock are tendered compare to the payments the holder would receive on the shares of Existing Preferred Stock if not tendered?

If the holder does not tender shares of Existing Preferred Stock for exchange pursuant to the Exchange Offers, the holder will continue to receive, when, as and if declared by the Board of Directors, dividend payments on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”) for as long as such shares remain outstanding of approximately:

•	$0.672 for each share of Series B Preferred Stock;

•	$0.625 for each depositary share of Series C Preferred Stock; and

•	$0.609 for each depositary share of Series D Preferred Stock.

However, we do not anticipate paying dividends on the Existing Preferred Stock in the foreseeable future.

The holder will receive, when, as and if declared by our Board of Directors, dividend payments of approximately $0.25 for each share of Series E Preferred Stock on each Dividend Payment Date for as long as such shares remain outstanding, in cash or shares out of legally available surplus under Delaware law.

The value of the Series E Preferred Stock is expected to be more sensitive to the change in the trading price of our common stock than the value of the Existing Preferred Stock.

As an illustration, set forth below is a comparison of the average quarterly prices of the Existing Preferred Stock and pro forma estimated values of Series E Preferred Stock based on our average quarterly share prices during 2014 and 2015. For purposes of the analysis, the estimated value of Series E Preferred Stock equals the value upon conversion of the underlying Common Stock (i.e., the conversion ratio times our applicable share price), assuming conversion either at the holder’s option or the Company’s option:

	GDP Equity	GDP E Pfd*	GDP B Pfd	Premium**	GDP C Pfd	Premium**	GDP D Pfd	Premium**
	average price	value upon conversion	average price		average price		average price
2015Q4***	$0.69	$3.45	$2.64	57%	$2.50	38%	$2.36	46%
2015Q3	$0.94	$4.70	$3.52	60%	$3.38	39%	$3.12	51%
2015Q2	$3.13	$15.65	$9.34	101%	$9.59	63%	$8.92	75%
2015Q1	$3.31	$16.55	$8.92	123%	$8.35	98%	$7.98	108%
2014Q4	$7.83	$39.15	$23.61	99%	$18.36	113%	$17.85	119%
2014Q3	$20.02	$100.15	$48.96	145%	$26.68	275%	$26.22	282%
2014Q2	$24.97	$124.85	$50.41	197%	$26.84	365%	$26.36	374%
2014Q1	$15.51	$77.55	$39.97	133%	$25.69	202%	$24.92	211%

*	Value of GDP E Pfd is calculated pro-forma as the value upon conversion of the underlying common shares.
**	Premium is calculated as the percentage excess of the estimated value of Series E Preferred times the Exchange Ratio over the price of Existing Preferred Stock. For example, the Series B Preferred Stock premium for the third quarter of 2015 was calculated by multiplying the value upon conversion of the Series E Preferred Stock for that quarter by 1.20, the Exchange Ratio, and dividing the result by the average price of the Series B Preferred Stock for that quarter.
***	Quarter-to-date as of November 2, 2015.

The analysis below shows the minimum required future share price to recoup the original Liquidation Preference on the Existing Preferred Stock based on the value upon conversion of Series E Preferred Stock at the holder’s option or Company’s option:

Breakeven Common Stock share price to recover original issue price/liquidation preference

	Liquidation Preference	GDP Equity	GDP E Pfd
		breakeven share price	value upon conversion
Series B Preferred	$50.00	$8.33	$50.00
Series C Preferred	$25.00	$5.00	$25.00
Series D Preferred	$25.00	$5.00	$25.00

Does the Company plan to pay dividends on Series E Preferred Stock?

If the holder validly tenders shares of Existing Preferred Stock that are accepted for exchange, you will be entitled to receive dividends on such Series E Preferred Stock in shares of our Common stock, as and if declared by our Board of Directors, to the extent of legally available surplus under Delaware law. We currently expect to pay the initial dividend on Series E Preferred Stock issued under these Exchange Offers, in shares of our Common Stock, within 15 days from the original issue date. However, there is no guarantee that we will pay dividends in the future.

Will members of the Board of Directors and management that are holders of the Existing Preferred Stock be participating in the Exchange Offers?

All of the members of the Board of Directors and certain members of the management, including the Chairman and Chief Executive Officer and the President and Chief Operating Officer of the Company, who currently hold the Existing Preferred Stock will be participating in the Exchange Offers.

Are there any restrictions to convert the Series E Preferred Stock into shares of Common Stock?

Series E Preferred Stock may be converted any time by the holder into shares of our Common Stock by delivering the conversion notice to the Company before 5:00 p.m., New York City time, on each business day.

Will the Common Stock to be issued upon conversion of the Series E Preferred Stock be freely tradable?

Yes, provided that you are not an affiliate of the Company and did not receive your securities from an affiliate of the Company.

Will the Common Stock to be issued in lieu of cash dividends on Series E Preferred Stock be freely tradable?

Yes, provided that you are not an affiliate of the Company and did not receive your securities from an affiliate of the Company.

Will the Series E Preferred Stock be listed on the NYSE?

It is a condition to the Exchange Offers that we shall be satisfied in our reasonable discretion that the Series E Preferred Stock to be issued pursuant to the Exchange Offers will be eligible to be listed on the NYSE. Following completion of the Exchange Offers, we will submit a supplemental listing application to the NYSE requesting that the Series E Preferred Stock issued in the Exchange Offers be approved for listing.

Will the Series E Preferred Stock to be issued in the Exchange Offers be freely tradable?

Yes. Generally, the Series E Preferred Stock you receive in the Exchange Offers will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act. We expect to list the depositary shares representing the Series E Preferred Stock on the NYSE, but there can be no assurance that such listing will be obtained or maintained, that a liquid market for the depositary shares in respect of Series E Preferred Stock will develop, or that you will be able to resell any such depositary shares at a price higher than their current value.

How will the Exchange Offers affect the trading market for the shares of Existing Preferred Stock that are not exchanged?

If the number of shares of the Existing Preferred Stock that remain outstanding after the Exchange Offers is significantly reduced, the trading market for the remaining outstanding shares of Existing Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of such shares.

What other rights will I lose if I tender my shares of Existing Preferred Stock in the Exchange Offers?

If you do validly tender your shares of Existing Preferred Stock for exchange pursuant to the Exchange Offers, you will lose the rights of a holder of such Existing Preferred Stock, which are described below in this Offer to Exchange. For example, you would lose the right to receive quarterly cash dividends, when, as and if, declared by our board of directors on such Existing Preferred Stock, which quarterly cash dividends were suspended on August 28, 2015. You would also lose the right to receive, out of the assets available for distribution to our shareholders and before any distribution is made to the holders of stock ranking junior to the Preferred Stock (including our Common Stock), a liquidation preference in the amount of $50 per share of Series B Preferred Stock, $25 per depositary share of Series C Preferred Stock and $25 per depositary share of Series D Preferred Stock, plus accumulated and unpaid dividends, upon any voluntary or involuntary liquidation, winding-up or dissolution of our company.

May I exchange only a portion of the shares of Existing Preferred Stock that I hold?

Yes. You do not have to exchange all of your shares of Existing Preferred Stock to participate in one or more of the Exchange Offers.

What if a greater number of shares of Series C Preferred Stock and Series D Preferred Stock are tendered for exchange than the maximum amounts specified in this Offer to Exchange?

If more than 2,390,000 depositary shares representing Series C Preferred Stock or 2,390,000 depositary shares representing Series D Preferred Stock are properly tendered (and not validly withdrawn) in the Exchange Offers, the Series E Preferred Stock will be allocated on a pro rata basis so that the maximum number of shares specified is not exceeded for such series of Existing Preferred Stock.

If the Exchange Offers are consummated and I do not participate or I do not exchange all of my shares of Existing Preferred Stock, how will my rights and obligations under my remaining outstanding shares of Existing Preferred Stock be affected?

The terms of your shares of Existing Preferred Stock that remain outstanding after the consummation of the Exchange Offers will not change as a result of the Exchange Offers.

What do you intend to do with the shares of Existing Preferred Stock that are exchanged in the Exchange Offers?

Shares of Existing Preferred Stock accepted for exchange by us in the Exchange Offers will be cancelled.

Are you making a recommendation regarding whether I should participate in the Exchange Offers?

We are not making any recommendation regarding whether you should tender or refrain from tendering your shares of Existing Preferred Stock for exchange in the Exchange Offers. Accordingly, you must make your own determination as to whether to tender your shares of Existing Preferred Stock for exchange in the Exchange Offers and, if so, the number of shares to tender. Before making your decision, we urge you to read this Offer to Exchange carefully in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors,” and the other documents incorporated by reference in this Offer to Exchange.

What risks should I consider in deciding whether or not to tender my shares of Existing Preferred Stock?

In deciding whether to participate in the Exchange Offers, you should carefully consider the discussion of risks and uncertainties affecting our business, the shares of Existing Preferred Stock and our Common Stock that are described in the section of this Offer to Exchange entitled “Risk Factors,” and the documents incorporated by reference in this Offer to Exchange.

What are the conditions to the Exchange Offers?

The Exchange Offers are conditioned upon those conditions described in “The Exchange Offers — Conditions to the Exchange Offers.” The Exchange Offers are not conditioned upon any minimum number of shares of Existing Preferred Stock being tendered for exchange. We may waive certain conditions of the Exchange Offers. If any of the conditions are not satisfied or waived for any of the Exchange Offers, we will not complete the applicable Exchange Offer. Each Exchange Offer with respect to a series of the Existing Preferred Stock is not conditioned upon the other Exchange Offers, and we may waive certain conditions of one or more of the Exchange Offers without waiving such conditions with respect to any other Exchange Offer.

When do the Exchange Offers expire?

Each of the Exchange Offers will expire at 5:00 p.m., New York City time, on December 8, 2015, unless extended or earlier terminated by us.

Under what circumstances can the Exchange Offers be extended, amended or terminated?

We reserve the right to extend any of the Exchange Offers for any reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of any of the Exchange Offers in any respect prior to the Expiration Date of such Exchange Offer. Further, we may be required by law to extend an Exchange Offer if we make a material change in the terms of such Exchange Offer or in the information contained in this Offer to Exchange or waive a material condition to such Exchange Offer. During any extension of an Exchange Offer, shares of Existing Preferred Stock that were previously tendered for exchange pursuant to such Exchange Offer and not validly withdrawn will remain subject to such Exchange Offer. We reserve the right, in our sole and absolute discretion, to terminate any of the Exchange Offers at any time prior to its Expiration Date if any condition is not met. If an Exchange Offer is terminated, no shares of Existing Preferred Stock tendered in such Exchange Offer will be accepted for exchange and any shares of such Existing Preferred Stock that have been tendered for exchange will be returned to the holder promptly after the termination at our expense. For more information regarding our right to extend, amend or terminate the Exchange Offers, see the section of this Offer to Exchange entitled “The Exchange Offers — Expiration Date; Extension; Termination; Amendment.”

How will I be notified if any of the Exchange Offers are extended, amended or terminated?

We will issue a press release or otherwise publicly announce any extension, amendment or termination of any of the Exchange Offers. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of such Exchange Offer. For more information regarding notification of extensions, amendments or the termination of the Exchange Offers, see the section of this Offer to Exchange entitled “The Exchange Offers — Expiration Date; Extension; Termination; Amendment.”

What will happen to the dividends in arrears of participating holders of Existing Preferred Stockholders?

If the holder participates in the Exchange Offers, you will agree to waive any claim to all accrued and unpaid dividends in arrears and give up all other rights associated with the Existing Preferred Stock you tender, including receipt of any future dividends and the liquidation preference.

When does the Company plan to pay dividends in arrears on the Existing Preferred Stock?

We do not anticipate paying dividends on the Existing Preferred Stock in the foreseeable future, and there are restrictions on our ability to pay dividends under our indentures governing our outstanding senior notes that restrict our ability to pay cash dividends on any of our equity securities.

Are your results of operations and financial condition relevant to my decision to tender my shares of Existing Preferred Stock for exchange in the Exchange Offers?

Yes. The prices of our Existing Preferred Stock are closely linked to our results of operations and financial condition. For information about the accounting treatment of the Exchange Offers, see the section of this Offer to Exchange entitled “The Exchange Offers — Accounting Treatment.”

Will you receive any cash proceeds from the Exchange Offers?

No. We will not receive any cash proceeds from the Exchange Offers.

How do I tender my shares of Existing Preferred Stock for exchange in the Exchange Offers?

If your shares of Existing Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offers, you should contact that registered holder promptly and instruct him, her or it to tender your shares of Existing Preferred Stock on your behalf. If you are a participant of The Depository Trust Company (“DTC”), you may electronically transmit your acceptance through DTC’s Automated Tender Offer Program (“ATOP”). See the section of this Offer to Exchange entitled “The Exchange Offers — Procedures for Tendering Existing Preferred Stock” and “The Exchange Offers — The Depository Trust Company Book-Entry Transfer.”

For further information on how to tender shares of Existing Preferred Stock, contact the Information Agent or Exchange Agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

What happens if some or all of my shares of Existing Preferred Stock are not accepted for exchange?

If we decide not to accept some or all of your shares of Preferred Stock because of an invalid tender, the occurrence of the other events set forth in this Offer to Exchange or otherwise, the shares not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offers by book entry transfer to your account at DTC, as applicable.

Until when may I withdraw shares of Existing Preferred Stock previously tendered for exchange?

If not previously returned, you may withdraw shares of Existing Preferred Stock that were previously tendered for exchange at any time prior to the expiration of the exchange offer. In addition, you may withdraw any shares of Existing Preferred Stock that you tender that are not accepted for exchange by us after the expiration of 40 business days from the commencement of the Exchange Offers, if such shares of Existing Preferred Stock have not been previously returned to you. For more information, see the section of this Offer to Exchange entitled “The Exchange Offers — Withdrawal Rights.”

How do I withdraw shares of Existing Preferred Stock previously tendered for exchange in the Exchange Offers?

For a withdrawal to be effective, the Exchange Agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of

DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, prior to the Expiration Date. For more information regarding the procedures for withdrawing shares of Existing Preferred Stock, see the section of this Offer to Exchange entitled “The Exchange Offers — Withdrawal Rights.”

Will I have to pay any fees or commissions if I tender my shares of Existing Preferred Stock for exchange in the Exchange Offers?

You will not be required to pay any fees or commissions to us or the Exchange Agent in connection with the Exchange Offers. However, if your shares of Existing Preferred Stock are held through a broker or other nominee who tenders the shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the Exchange Offers?

If you have questions about the terms of the Exchange Offers or the procedures for tendering shares of Existing Preferred Stock in the Exchange Offers or require assistance in tendering your shares of Existing Preferred Stock, please contact the Information Agent or the Exchange Agent. The contact information for the Information Agent and the Exchange Agent is set forth on the back cover page of this Offer to Exchange.

SUMMARY

The following summary contains basic information about us and the Exchange Offers. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included or incorporated by reference in this Offer to Exchange. You should carefully consider the information contained in and incorporated by reference in this Offer to Exchange, including the information set forth under the heading “Risk Factors” in this Offer to Exchange. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

The Company

We are an independent oil and natural gas company engaged in the exploration, development and production of oil and natural gas properties primarily in (i) Southwest Mississippi and Southeast Louisiana, which includes the Tuscaloosa Marine Shale Trend, (ii) Northwest Louisiana and East Texas, which includes the Haynesville Shale Trend and (iii) South Texas, which includes the Eagle Ford Shale Trend.

Our principal executive offices are located at 801 Louisiana, Suite 700, Houston, Texas 77002, and our phone number is (713) 780-9494.

Purpose of the Exchange Offers

We are making the Exchange Offers because the Board of Directors has determined it would be beneficial to the Company for the following reasons:

•	The Exchange Offers would enable us to conserve cash by paying the dividends on the Series E Preferred Stock in Common Stock to the extent permitted by Delaware law;

•	The Exchange Offers would allow the Company to reduce the liquidation preference of our Existing Preferred Stock while providing an opportunity for conversion to Common Stock; and

•	The Exchange Offers would reduce our fixed dividend obligations, including the outstanding amount of accrued and unpaid dividends, and will likely increase, over time, the percentage of our capitalization that is Common Stock.

•	Upon recovery of our Common Stock price, we will have the option to convert all of the outstanding Series E Preferred Stock into shares of our Common Stock if the closing price of the Common Stock exceeds $3.00 for 20 out of 30 trading days.

Summary Terms of the Exchange Offers

The material terms of the Exchange Offers are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this Offer to Exchange entitled “The Exchange Offers,” “Comparison of Rights between the Existing Preferred Stock and the Series E Preferred Stock,” “Description of Capital Stock” and “Description of the Series E Preferred Stock.”

Offeror	Goodrich Petroleum Corporation.

Securities Subject to the Exchange Offers	We are making the Exchange Offers for our:

•	5.375% Series B Cumulative Convertible Preferred Stock;

•	10.00% Series C Cumulative Preferred Stock; and

•	9.75% Series D Cumulative Preferred Stock.

The Exchange Offers	We are offering to exchange, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal:

•	any and all of the shares of our Series B Preferred Stock;

•	up to 2,390,000 shares of Series C Preferred Stock; and

•	up to 2,390,000 shares of Series D Preferred Stock.

If more than the maximum number of shares of either the Series C Preferred Stock or the Series D Preferred Stock specified above are properly tendered (and not validly withdrawn) in the Exchange Offers, the Series E Preferred Stock will be allocated on a pro rata basis so that the maximum number of shares specified is not exceeded for such series of Existing Preferred Stock.

Fractional Shares	We will not issue fractional shares of the Series E Preferred Stock in the Exchange Offers. If any fractional share of the Series E Preferred Stock would be issuable to a participating holder upon the exchange of its shares of the Series B Preferred Stock, the number of shares of Series E Preferred Stock to be issued to such participating holder will be rounded down to the nearest whole number. See “The Exchange Offers — Fractional Shares.”

Purpose of Exchange Offers	The purpose of the Exchange Offers is to reduce our fixed dividend obligations and to reduce the liquidation preference of our Existing Preferred Stock while providing an improved opportunity for conversion to common equity.

Expiration Date	Each of the Exchange Offers will expire at 5:00 p.m., New York City time, on December 8, 2015, unless extended or earlier terminated by us. See “The Exchange Offers — Expiration Date; Extension; Termination; Amendment.” We may extend one Exchange Offer without extending any other Exchange Offer.

Withdrawal; Non-Acceptance	You may withdraw shares of Existing Preferred Stock tendered in an Exchange Offer at any time prior to the expiration of such Exchange

Offer. In addition, if not previously returned, you may withdraw any shares of Existing Preferred Stock tendered in the Exchange Offers that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offers. To withdraw previously-tendered shares of Existing Preferred Stock, you are required to submit a notice of withdrawal to the Exchange Agent in accordance with the procedures described herein and in the Letter of Transmittal.

If we decide for any reason not to accept any shares of Existing Preferred Stock tendered for exchange, the shares will be returned to the tendering holder at our expense promptly after the expiration or termination of the applicable Exchange Offer.

Any withdrawn or unaccepted shares of Existing Preferred Stock that were tendered through ATOP will be credited to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered shares of Existing Preferred Stock, see “The Exchange Offers — Withdrawal Rights.”

Settlement Date	We will issue shares of our Series E Preferred Stock in exchange for tendered shares of any series of Existing Preferred Stock that are accepted for exchange promptly after the applicable Expiration Date.

Exchange Consideration	In exchange for each share of Existing Preferred Stock properly tendered (and not validly withdrawn) by the applicable Expiration Date and accepted by us, holders of Existing Preferred Stock will receive the following consideration per share of Existing Preferred Stock:

Existing Preferred Stock	Exchange Consideration
Series B Preferred Stock	1.20 depositary shares representing Series E Preferred Stock for each exchanged share

Series C Preferred Stock	1.00 depositary share representing Series E Preferred Stock for each depositary share

Series D Preferred Stock	1.00 depositary share representing Series E Preferred Stock for each depositary share

Holders that tender shares of their Existing Preferred Stock that are accepted for exchange will forfeit any claim to all accrued and unpaid dividends on such Existing Preferred Stock through the settlement date for the Exchange Offers.

The higher Exchange Ratio applicable to the Series B Preferred Stock reflects the current trading price and the higher liquidation preference for the Series B Preferred Stock relative to the liquidation preference of the Series C Preferred Stock and Series D Preferred Stock.

Transfer Restrictions	The Existing Preferred Stock was issued in offerings registered under the Securities Act, and therefore is not subject to resale restrictions (other than those shares of Existing Preferred Stock held by our affiliates). The Exchange Offers are being conducted in accordance with Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, depositary shares representing our Series E Preferred Stock issued in exchange for shares of Existing Preferred Stock would be free of resale restrictions if held by persons that are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act.

Holders Eligible to Participate in the Exchange Offers	All holders of shares of Existing Preferred Stock are eligible to participate in the Exchange Offers. See “The Exchange Offers — Terms of the Exchange Offers.”

Conditions to the Exchange Offers	The Exchange Offers are conditioned upon those conditions described in “The Exchange Offers — Conditions to the Exchange Offers.”

Each Exchange Offer with respect to a series of the Existing Preferred Stock is not conditioned upon the other Exchange Offers, and we may waive certain conditions of one or more of the Exchange Offers without waiving such conditions with respect to any other Exchange Offer. The Exchange Offers are not conditioned upon any minimum number of shares of Existing Preferred Stock being tendered for exchange.

Procedures for Tendering Shares of Existing Preferred Stock	If your shares of Existing Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in one or more Exchange Offers, you should contact that registered holder promptly and instruct him, her or it to tender your shares of Existing Preferred Stock on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through DTC’s Automated Tender Offer Program. See “The Exchange Offers — Procedures for Tendering Existing Preferred Stock” and “The Exchange Offers — The Depository Trust Company Book-Entry Transfer.”

For further information on how to tender shares of Existing Preferred Stock, contact the Information Agent or the Exchange Agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Amendment and Termination	We have the right to terminate or withdraw, in our sole discretion, any of the Exchange Offers at any time and for any reason if the conditions to such Exchange Offer are not met by the expiration date of such Exchange Offer. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of any of the Exchange Offers on or prior to its Expiration Date and (ii) to amend the terms of any or all of the Exchange Offers. In the event that an Exchange Offer is terminated, withdrawn or otherwise not consummated on or prior to its Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their shares of Existing Preferred Stock pursuant to such Exchange Offer. In any such event, the shares previously tendered pursuant to such Exchange Offer will be promptly returned to the tendering holders. See “The Exchange Offers — Expiration Date; Extension; Termination; Amendment.” Any Exchange Offer could be amended or terminated without amending or terminating any other Exchange Offer.

Consequences of Failure to Exchange Shares of Existing Preferred Stock	Shares of Existing Preferred Stock not exchanged in the Exchange Offers will remain outstanding after consummation of the Exchange Offers and dividends will continue to accumulate in accordance with the terms of the Existing Preferred Stock. If a sufficiently large number of shares of any series of Existing Preferred Stock do not remain outstanding after the Exchange Offers, the trading market for the remaining shares of Existing Preferred Stock in that series may be less liquid. See “The Exchange Offers — Consequences of Failure to Exchange Existing Preferred Stock in the Exchange Offers.”

Certain U.S. Federal Income Tax Considerations	The company intends to treat the exchange of Existing Preferred Stock for Series E Preferred Stock as a tax-free recapitalization. However, it is possible that the exchange may be treated as a taxable transaction on which gain but not loss would be recognized by a Holder. See “Certain U.S. Federal Income Tax Considerations.” Holders of Existing Preferred Stock are encouraged to consult their own tax advisors for a full understanding of the tax consequences of participating in the Exchange Offers.

Brokerage Commissions	No brokerage commissions are payable by the holders of the shares of Existing Preferred Stock to the Exchange Agent or us. If your shares of Existing Preferred Stock are held through a broker or other nominee who tenders the shares on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offers.

No Appraisal Rights	Holders of shares of Existing Preferred Stock have no appraisal rights in connection with the Exchange Offers.

Risk Factors	Your decision whether to participate in the Exchange Offers and to exchange your shares of Existing Preferred Stock for the Exchange Consideration will involve risk. You should be aware of and carefully consider the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the Exchange Offers.

Information Agent and Exchange Agent	D.F. King & Co., Inc.

Further Information	If you have questions about the terms of the Exchange Offers or the procedures for tendering shares of Existing Preferred Stock in the Exchange Offers or require assistance in tendering your shares of Existing Preferred Stock, please contact the Information Agent or the Exchange Agent. The contact information for the Information Agent and the Exchange Agent is set forth on the back cover page of this Offer to Exchange. If you would like additional copies of this Offer to Exchange, our annual, quarterly and current reports, proxy statement and other information that we incorporate by reference in this Offer to Exchange, please contact either the Information Agent and Exchange Agent or Investor Relations at the Company. See “Where You Can Find More Information and Incorporation by Reference.”

RISK FACTORS

In addition to the other information contained in this Offer to Exchange and the information incorporated by reference herein, you should consider carefully the following risk factors relating to us and the Exchange Offers before considering whether to participate in the Exchange Offers. If any of the following events actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our Series E Preferred Stock. You may lose all or part of your original investment.

Risks Related to the Exchange Offers

Upon consummation of the Exchange Offers, holders who tender their Existing Preferred Stock in exchange for shares of Series E Preferred Stock will lose their rights under the Existing Preferred Stock exchanged in the Exchange Offers, including, without limitation, their claims to accrued and unpaid dividends and their rights to future dividend payments on the Existing Preferred Stock.

If you tender your Existing Preferred Stock in exchange for shares of Series E Preferred Stock pursuant to the Exchange Offers, you will be giving up all of your rights as a holder of those shares of Existing Preferred Stock, including, without limitation, any claim you may have to accrued and unpaid dividends through the settlement date and your right to future dividend payments on the Existing Preferred Stock. We suspended paying dividends on our Existing Preferred Stock on August 28, 2015.

Holders of the Existing Preferred Stock are entitled to quarterly cash dividends, which are paid when, as and if declared by our board of directors. If your shares of Existing Preferred Stock are validly tendered and accepted for exchange, you will forfeit any claims to accrued and unpaid dividends through the settlement date and you will lose the right to receive any dividend payments on shares of Existing Preferred Stock that might be made after completion of the Exchange Offers. You would also lose the a portion of your right to receive, out of the assets available for distribution to our shareholders and before any distribution is made to the holders of stock ranking junior to the Existing Preferred Stock, a liquidation preference in the amount of $50 per share of Series B Preferred Stock, $25 per depositary share of Series C Preferred Stock and $25 per depositary share of Series D Preferred Stock, plus accumulated and unpaid dividends, upon any voluntary or involuntary liquidation, winding-up or dissolution of our company.

Any shares of Series E Preferred Stock that are issued upon exchange of the Existing Preferred Stock properly tendered (and not validly withdrawn) in the Exchange Offers will rank senior to our Common Stock, be on parity with our Existing Preferred Stock and have a liquidation preference of $10.00 per depositary share, plus accumulated and unpaid dividends, upon any voluntary or involuntary liquidation, winding-up or dissolution of our company.

The exchange ratios are fixed and are not subject to adjustment. The market price of our Existing Preferred Stock may fluctuate, and you cannot be sure of the value of the shares of the Series E Preferred Stock expected to be issued in the Exchange Offers.

In exchange for each share of Existing Preferred Stock properly tendered (and not validly withdrawn) and accepted by us, participating holders of Existing Preferred Stock will receive the Exchange Consideration. The Exchange Consideration will not be adjusted due to any increases or decreases in the market price of the Existing Preferred Stock or the expected value of the Series E Preferred Stock. The value of these securities will depend upon numerous factors and the trading prices of our Existing Preferred Stock will likely be different on the settlement date than it is as of the date the Exchange Offers commences because of ordinary trading fluctuations as well as changes in our business, operations or prospects, market reactions to the Exchange Offers, general market and economic conditions and other factors, many of which may not be within our control. Accordingly, holders of the Existing Preferred Stock will not know the exact market value of the Series E Preferred Stock that will be issued in connection with the Exchange Offers.

We may extend the Exchange Offers, during which time the market value of our Existing Preferred Stock will likely fluctuate. See “The Exchange Offers — Expiration Date; Extension; Termination; Amendment.” Promptly following our acceptance of Existing Preferred Stock properly tendered (and not validly withdrawn) in the Exchange Offers, we will issue the shares of Series E Preferred Stock pursuant to the Exchange Offers, after which time the value of the Series E Preferred Stock will also likely fluctuate.

The Series E Preferred Stock is a new issuance and there is no established trading market for it, which may negatively affect the market value and your ability to transfer or sell your depositary shares.

The Series E Preferred Stock is a new issue of securities with no established trading market. We intend to apply to list the depositary shares on the NYSE. However, we cannot assure you that the depositary shares will be approved for listing on the NYSE. Even if so approved, trading of the depositary shares on the NYSE is not expected to begin until sometime during the period ending 30 days after the date of initial issuance of the depositary shares. An active trading market on the NYSE for the depositary shares may not develop or last, in which case the trading price of the depositary shares could be adversely affected. If an active trading market does develop on the NYSE, the depositary shares may trade at prices higher or lower than their initial offering price.

The liquidity of any market for the depositary shares that may develop will depend on a number of factors, including those that may affect our market value and many other factors that are beyond our control.

There may be less liquidity in the market for non-tendered Existing Preferred Stock, and the market prices for non-tendered shares of Existing Preferred Stock may therefore decline or become more volatile.

If any of the Exchange Offers is consummated, the number of outstanding shares of the applicable Existing Preferred Stock will be reduced, perhaps substantially, which may adversely affect the liquidity of such non-tendered Existing Preferred Stock. An issue of securities with a small number available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for shares of Existing Preferred Stock that are not validly tendered and exchanged in the Exchange Offers may be adversely affected. The reduced float also may tend to make the trading prices of the shares of Existing Preferred Stock that are not exchanged more volatile.

Our board of directors has not made a recommendation as to whether you should tender your Existing Preferred Stock in exchange for the Exchange Consideration, and we have not obtained a third-party determination that the Exchange Offers are fair to holders of the Existing Preferred Stock.

Our board of directors has not made, and will not make, any recommendation as to whether holders of the Existing Preferred Stock should tender their Existing Preferred Stock in exchange for the Exchange Consideration. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Existing Preferred Stock for purposes of negotiating the terms of the Exchange Offers, or preparing a report or making any recommendation concerning the fairness of the Exchange Offers.

The Exchange Offers may not be consummated.

If each of the conditions to any of the Exchange Offers is not satisfied or waived, we will not accept any Existing Preferred Stock tendered in such Exchange Offer. Each Exchange Offer with respect to a series of the Existing Preferred Stock is not conditioned upon the other Exchange Offers, and we may waive certain conditions of one or more of the Exchange Offers without waiving such conditions with respect to any other Exchange Offer. See “The Exchange Offers — Conditions to the Exchange Offers” for a list of the conditions to the consummation of the Exchange Offers.

We are currently unable to pay cash dividends on a new series of preferred stock, including the Series E Preferred Stock. You may not receive funds without selling your shares.

Dividends on the Series E Preferred Stock may be paid in cash or, where freely transferrable by any non-affiliate recipient thereof, in Common Stock or a combination of Common Stock and cash. We are currently unable to pay cash dividends on a new series of preferred stock, including the Series E Preferred Stock, due to restrictions contained in certain of the documents governing our debt. Except for limited exceptions, which include the payment of dividends on our Existing Preferred Stock, our revolving credit facility restricts our ability to make dividends or distributions on a new series of preferred stock unless an amendment to the credit agreement is obtained. Additionally, our revolving credit facility and the indentures governing certain of our senior notes contain restrictive covenants that limit our ability to pay cash dividends on the Existing Preferred Stock or the Series E Preferred Stock. Accordingly, you may not receive funds without selling your shares.

There may be future sales or other dilution of our equity, which may adversely affect the market prices of the Series E Preferred Stock.

We are not restricted from issuing additional shares of Series E Preferred Stock or other equity-related securities. In addition, dividends on the Series E Preferred Stock may be paid in cash or, where freely transferrable by any non-affiliate recipient, in Common Stock or a combination of Common Stock and cash. The issuance of additional shares of Series E Preferred Stock, other classes of equity or convertible securities, including outstanding options, or otherwise will dilute the ownership interest of our Series E Preferred Stock. Sales of a substantial number of shares of Series E Preferred Stock or other equity-related securities in the public market could depress the market price of Series E Preferred Stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our Series E Preferred Stock or other equity-related securities would have on the market price of our Series E Preferred Stock.

Risks Related to Our Business

Our actual production, revenues and expenditures related to our reserves are likely to differ from our estimates of proved reserves. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve report. These differences may be material.

The proved oil and natural gas reserve information included in this report are estimates. These estimates are based on reports prepared by NSAI and RSC, our independent reserve engineers, and were calculated using the unweighted average of first-day-of-the-month oil and natural gas prices in 2014. The prices we receive for our production may be lower than those upon which our reserve estimates are based. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing wells;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and natural gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of oil and natural gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil and natural gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material. The discounted future net cash flows included in this document should not be considered as the current market value of the estimated oil and natural gas reserves attributable to our properties. As required by the SEC, the standardized measure of discounted future net cash flows from proved reserves are generally based on 12-month average prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and natural gas;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, and which we use in calculating our PV-10, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

Oil and natural gas prices are volatile; a sustained decrease in the price of oil or natural gas would adversely impact our business.

Our success will depend on the market prices of oil and natural gas. These market prices tend to fluctuate significantly in response to factors beyond our control. The prices we receive for our crude oil production are based on global market conditions. The general pace of global economic growth, the continued instability in the Middle East and other oil and natural gas producing regions and actions of the Organization of Petroleum Exporting Countries, as well as other economic, political, and environmental factors will continue to affect world supply and prices. Domestic natural gas prices fluctuate significantly in response to numerous factors including U.S. economic conditions, weather patterns, other factors affecting demand such as substitute fuels, the impact of drilling levels on crude oil and natural gas supply, and the environmental and access issues that limit future drilling activities for the industry.

Natural gas and crude oil prices are extremely volatile. For example, spot prices for New York Mercantile Exchange (“NYMEX”) West Texas Intermediate crude-oil ranged from a high of $107.95 per barrel to a low of $53.45 per barrel during 2014. Spot prices for NYMEX Henry Hub natural gas ranged from a high of $8.15 per million British thermal units (“MMBtu”) to a low of $2.99 per MMBtu during 2014. Furthermore, oil prices experienced a significant decline during the fourth quarter of 2014 and through 2015 with NYMEX West Texas Intermediate crude-oil spot prices declining from $91.02 per barrel in October 2014 to a low of $38.22 per barrel in August 2015.

Average oil and natural gas prices varied substantially during the past few years. Any actual or anticipated reduction in natural gas and crude oil and prices may further depress the level of exploration, drilling and production activity. We expect that commodity prices will continue to fluctuate significantly in the future.

Changes in commodity prices significantly affect our capital resources, liquidity and expected operating results. Our average realized prices for natural gas increased slightly in 2014 but still remain below average historical prices. These lower prices, coupled with the slow recovery in financial markets that has significantly limited and increased the cost of capital, have compelled most oil and natural gas producers, including us, to reduce the level of exploration, drilling and production activity. This will have a significant effect on our capital resources, liquidity and expected operating results. Any sustained reductions in oil and natural gas prices will directly affect our revenues and can indirectly impact expected production by changing the amount of funds available to us to reinvest in exploration and development activities. Further reductions in oil and natural gas prices could also reduce the quantities of reserves that are commercially recoverable. A reduction in our reserves could have other adverse consequences including a possible downward redetermination of the availability of borrowings under the Second Amended and Restated Credit Agreement between the Company and Wells Fargo and certain lenders dated May 5, 2009, as amended (the “Senior Credit Facility”), which would restrict our liquidity. Additionally, further or continued declines in prices could result in non-cash charges to earnings due to impairment write downs. Any such write down could have a material adverse effect on our results of operations in the period taken.

Our operations are subject to governmental risks that may impact our operations.

Our operations have been, and at times in the future may be, affected by political developments and are subject to complex federal, state, tribal, local and other laws and regulations such as restrictions on production, permitting and changes in taxes, deductions, royalties and other amounts payable to governments or governmental agencies or price gathering-rate controls. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state, tribal and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws, including tax laws, and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations.

Our operations are subject to environmental and occupational health and safety laws and regulations that may expose us to significant costs and liabilities.

Our oil and natural gas exploration and production operations are subject to stringent and complex federal, regional, state and local laws and regulations governing the discharge of materials into the environment, health and safety aspects of our operations, or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations applicable to our operations including the acquisition of permits, including drilling permits, before conducting regulated activities; the restriction of types, quantities and concentration of materials that can be released into the environment; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations.

There is inherent risk of incurring significant environmental costs and liabilities in the performance of our operations as a result of our handling of petroleum hydrocarbons and wastes, because of air emissions and wastewater discharges related to our operations, and as a result of historical industry operations and waste disposal practices. Under certain environmental laws and regulations, we could be subject to strict, joint and several liabilities for the removal or remediation of previously released materials or property contamination. Failure to comply with environmental laws and regulations may result in the assessment of civil and criminal fines and penalties, the revocation of permits or the issuance of injunctions restricting or prohibiting our operations in certain areas. Moreover, private parties, including the owners of properties upon which our wells are drilled and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, also may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property or natural resource damages. Changes in environmental laws and regulations occur frequently and the clear trend is to place increasingly stringent limitations on activities that may affect the environment. Any changes in legal requirements related to the protection of the environment could result in more stringent or costly well drilling, construction, completion or water management activities, or waste control, handling, storage, transport, disposal or cleanup requirements. Such changes could also require us to make significant expenditures to attain and maintain compliance, and also have the potential to reduce demand for the oil and gas we produce and may otherwise have a material adverse effect on our own results of operations, competitive position or financial condition. We may not be able to recover some or any of these costs from insurance.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as government reviews of such activity could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect our production.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations such as shales. The process involves the injection of water, sand and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. We routinely use hydraulic fracturing techniques in many of our drilling and completion programs. The process is typically regulated by state oil and natural gas commissions; however, the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuel and issued guidance in February 2014 related to such activities. Moreover, the EPA has promulgated rules under the federal Clean Air Act requiring operators to use “green completions” to capture the emission of volatile organic compounds from well completion activities involving the use of hydraulic fracturing. The rules also regulate emissions from new or modified compressors, dehydrators, storage tanks, and other production equipment. Also, the EPA issued an advanced notice of proposed rulemaking under the Toxic Substances Control Act in May 2014 seeking comment on potential rules that would require companies to disclose the chemical additives used in their hydraulic fracturing fluids.

In addition, certain governmental reviews have been conducted or are underway that focus on environmental aspects of hydraulic fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with a draft report expected to be issued for peer review and comment sometime in the first half of 2015. The EPA has also announced that it will develop effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities sometime in the first half of 2015. These results of studies could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms.

Congress has from time to time considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. At the state level, some states, including Louisiana and Texas, where we operate, have adopted, and other states are considering adopting legal requirements that could impose more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities. Moreover, some states and local governments have enacted laws or regulations limiting hydraulic fracturing within their borders or prohibiting the activity altogether. In the event that new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the crude oil and natural gas that we produce.

Certain scientific studies have found that emissions of carbon dioxide, methane and other “greenhouse gases” are contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA determined that greenhouse gases present an endangerment to public health and the environment and has issued regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act. These regulations include limits on tailpipe emissions from motor vehicles and preconstruction and operating permit requirements for certain large stationary sources. The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, as well as certain onshore oil and natural gas production facilities, on an annual basis. Recently, the EPA finalized modifications to its GHG reporting rules that would require covered entities to report emissions on an individual GHG basis. In addition, the EPA has proposed a rule that would expand the agency’s reporting requirements to cover emissions from completions and workovers of hydraulically fractured oil wells. Also, the Obama Administration is expected to propose a series of new regulations on the oil and gas industry in 2015, including federal standards limiting methane emissions. These new and proposed rules could result in increased compliance costs for our business.

In addition, Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases primarily through regional greenhouse gas cap and trade programs. The adoption of legislation or regulatory programs to reduce emissions of greenhouse gases could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas we produce. Consequently, legislation and regulatory programs to reduce emissions of greenhouse gases could have an adverse effect on our business, financial condition and results of operations. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. Such climatic events could have an adverse effect on our financial condition and results of operations.

We have incurred losses from operations and may continue to do so in the future.

We incurred losses from operations of $354.8 million, $36.3 million, $63.7 million, $17.1 million and $280.4 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively. Our development of and participation of drilling locations has required and will continue to require substantial capital expenditures. The uncertainty and risks described in this report may impede our ability to economically acquire and develop oil and natural gas reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows provided by operating activities in the future.

Our future revenues are dependent on the ability to successfully complete drilling activity.

Drilling and exploration are the main methods we utilize to replace our reserves. However, drilling and exploration operations may not result in any increases in reserves for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in oil and natural gas prices;

•	limitations in the market for oil and natural gas;

•	title problems;

•	compliance with governmental regulations;

•	mechanical difficulties; and

•	risks associated with horizontal drilling.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain.

In addition, while lower oil and natural gas prices may reduce the amount of oil and natural gas that we can produce economically, higher oil and natural gas prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increased costs for, such drilling equipment, services and personnel. Such shortages could restrict our ability to drill the wells and conduct the operations which we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect our ability to increase our reserves and production and reduce our revenues.

A sustained depression of oil and natural gas prices can affect our ability to obtain funding, obtain funding on acceptable terms or obtain funding under our current credit facility. This may hinder or prevent us from meeting our future capital needs.

We cannot be certain that funding will be available if needed, and to the extent required, on acceptable terms. If funding is not available as needed, or is available only on more expensive or otherwise unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our development plan, enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations.

We have limited experience drilling wells on our Tuscaloosa Marine Shale trend acreage, which has a limited operational history and is subject to more uncertainties than our drilling program in more established formations.

We, along with other operators, have begun drilling wells in the Tuscaloosa Marine Shale trend only recently. Accordingly, we have limited information on which we can determine optimum drilling and completion strategies, or estimate production decline rates or recoverable reserves from drilling on our acreage in this trend. Our drilling plans with respect to the Tuscaloosa Marine Shale trend are flexible and depend on a number of factors, including the extent to which our initial wells in the trend are commercially successful.

A substantial portion of our near term capital investments will be concentrated in the development of the recently acquired acreage in the Tuscaloosa Marine Shale.

We intend to devote a substantial portion of our near term capital expenditures on drilling and completion activity (including facilities and infrastructure) in the Tuscaloosa Marine Shale. The results of these investments may not prove as attractive as we anticipate, and the concentration of such funding and activity in the Tuscaloosa Marine Shale will divert those resources from use to further develop our other properties. There can be no assurance that these investments will generate any specific return on investment.

The enactment of derivatives legislation could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate, and other risks associated with our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) enacted in 2010, established federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The Dodd-Frank Act requires the Commodities Futures Trading Commission (“CFTC”) and the SEC to promulgate rules and regulations implementing the Dodd-Frank Act. Although the CFTC has finalized certain regulations, others remain to be finalized or implemented and it is not possible at this time to predict when this will be accomplished.

In October 2011, the CFTC issued regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. The initial position-limits rule was vacated by the U.S. District Court for the District of Columbia in September 2012. However, in November 2013, the CFTC proposed new rules that would place limits on positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, subject to exceptions for certain bona fide hedging transactions. As these new position limit rules are not yet final, the impact of those provisions on us is uncertain at this time.

The CFTC has designated certain interest rate swaps and credit default swaps for mandatory clearing and the associated rules also require us, in connection with covered derivative activities, to comply with clearing and trade-execution requirements or take steps to qualify for an exemption to such requirements. Although we expect to qualify for the end-user exception from the mandatory clearing requirements for swaps entered to hedge our commercial risks, the application of mandatory clearing and trade execution requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that we use for hedging. In addition, for uncleared swaps, the CFTC or federal banking regulators may require end-users to enter into credit support documentation and/or post initial and variation margin. Posting of collateral could impact liquidity and reduce cash available to us for capital expenditures; therefore reducing our ability to execute hedges to reduce risk and protect cash flow. The proposed margin rules are not yet final, and therefore the impact of those provisions on us is uncertain at this time.

The full impact of the Dodd-Frank Act and related regulatory requirements upon our business will not be known until the regulations are implemented and the market for derivatives contracts has adjusted. The Dodd-Frank Act and regulations could significantly increase the cost of derivative contracts, materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, or reduce our ability to monetize or restructure our existing derivative contracts. If we reduce our use of derivatives as a result of the Dodd-Frank Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Increased volatility may make us less attractive to certain types of investors. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material, adverse effect on us, our financial condition, and our results of operations.

In addition, the European Union and other non-U.S. jurisdictions are implementing regulations with respect to the derivatives market. To the extent we transact with counterparties in foreign jurisdictions, we may become subject to such regulations. At this time, the impact of such regulations on us is uncertain.

Certain U.S. federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of proposed legislation.

Legislation has been proposed that would, if enacted into law, make significant changes to U.S. federal income tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of this legislation or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could negatively impact the value of an investment in our stock.

Our use of oil and natural gas price hedging contracts may limit future revenues from price increases and result in significant fluctuations in our net income.

We use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases. We hedged approximately 77% (approximately 73% of natural gas production and approximately 82% of oil production) of our total production volumes for the year ended December 31, 2014.

Our results of operations may be negatively impacted by our commodity derivative instruments and fixed price forward sales contracts in the future and these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas. For the year ended December 31, 2014 we received cash receipts to settle our derivative contracts totaling $3.4 million, while we paid $3.8 million to settle our derivative contracts for the year ended December 31, 2013. At December 31, 2014, we had a net asset derivative position of $46.9 million related to our derivative contracts compared to a net asset derivative position of $0.9 million at December 31, 2013. The ultimate settlement amount of these derivative contract positions is dependent on future commodity prices.

We account for our oil and natural gas derivatives using fair value accounting standards. Each derivative is recorded on the balance sheet as an asset or liability at its fair value. Additionally, changes in a derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met at the time the derivative contract is executed. We have elected not to apply hedge accounting treatment to our swaps and, as such, all changes in the fair value of these instruments are recognized in earnings. Our fixed price physical contracts qualify for the normal purchase and normal sale exception. Contracts that qualify for this treatment do not require mark-to-market accounting treatment.

In the future, we will continue to be exposed to volatility in earnings resulting from changes in the fair value of our derivative instruments.

Because our operations require significant capital expenditures, we may not have the funds available to replace reserves, maintain production or maintain interests in our properties.

We must make a substantial amount of capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our revenues or cash flows could be reduced because of lower oil and natural gas prices or for other reasons. If our revenues or cash flows decrease, we may not have the funds available to replace reserves or maintain production at current levels. If this occurs, our production will decline over time. Other sources of financing may not be available to us if our cash flows from operations are not sufficient to fund our capital expenditure requirements. We cannot be certain that funding will be available if needed, and to the extent required, on acceptable terms. If funding is not available as needed, or is available only on more expensive or otherwise unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our development plan, enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations. Where we are not the majority owner or operator of an oil and natural gas property, we may have no control over the timing or amount of capital expenditures associated with the particular property. If we cannot fund such capital expenditures, our interests in some properties may be reduced or forfeited.

If we are unable to replace reserves, we may not be able to sustain production at present levels.

Our future success depends largely upon our ability to find, acquire or develop additional oil and natural gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves will decline over time. In addition, approximately 54% of our total estimated proved reserves by volume at December 31, 2014, were undeveloped. By their nature, estimates of proved undeveloped reserves and timing of their production are less certain particularly because we may chose not to develop such reserves on anticipated schedules in future adverse oil or natural gas price environments. Recovery of such reserves will require significant capital expenditures and successful drilling operations. The lack of availability of sufficient capital to fund such future operations could materially hinder or delay our replacement of produced reserves. We may not be able to successfully find and produce reserves economically in the future. In addition, we may not be able to acquire proved reserves at acceptable costs.

We may incur substantial impairment writedowns.

If management’s estimates of the recoverable proved reserves on a property are revised downward or if oil and natural gas prices decline, we may be required to record additional non-cash impairment writedowns in the future, which would result in a negative impact to our financial position. Furthermore, any sustained decline in oil and natural gas prices may require us to make further impairments. We review our proved oil and natural gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and natural gas prices to the estimated future production of oil and natural gas reserves over the economic life of the property. Future net cash flows are based upon our independent reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions. For each property determined to be impaired, we recognize an impairment loss equal to the difference between the estimated fair value and the carrying value of the property on a depletable unit basis.

Fair value is estimated to be the present value of expected future net cash flows. Any impairment charge incurred is recorded in accumulated depreciation, depletion, and amortization to reduce our recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future cash flows and fair value. For the years ended December 31, 2014 and 2013, we recorded impairments related to oil and natural gas properties of $331.9 million and zero, respectively.

Management’s assumptions used in calculating oil and natural gas reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. Any change could cause impairment expense to be recorded, impacting our net income or loss and our basis in the related asset. Any change in reserves directly impacts our estimate of future cash flows from the property, as well as the property’s fair value. Additionally, as management’s views related to future prices change, the change will affect the estimate of future net cash flows and the fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.

A majority of our production, revenue and cash flow from operating activities are derived from assets that are concentrated in a single geographic area, making us vulnerable to risks associated with operating in one geographic area.

Essentially all of our estimated proved reserves at December 31, 2014, and all our production during 2014 were associated with our Louisiana, Texas and Mississippi properties which include the Tuscaloosa Marine Shale, Haynesville Shale and Eagle Ford Shale Trends. Accordingly, if the level of production from these properties substantially declines or is otherwise subject to a disruption in our operations resulting from operational problems, government intervention (including potential regulation or limitation of the use of high pressure fracture stimulation techniques in these formations) or natural disasters, it could have a material adverse effect on our overall production level and our revenue.

We have limited control over the activities on properties we do not operate.

Other companies operate some of the properties in which we have an interest. For example, Chesapeake operates certain properties in the Haynesville Shale. We have less ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that we are required to fund with respect to them versus those fields in which we are the operator. Our dependence on the operator and other working interest owners for these projects and our reduced influence or ability to control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital and lead to unexpected future costs.

Our ability to sell natural gas and receive market prices for our natural gas may be adversely affected by pipeline and gathering system capacity constraints and various transportation interruptions.

We operate primarily in (i) Southwest Mississippi and Southeast Louisiana which includes the Tuscaloosa Marine Shale, (ii) South Texas, which includes the Eagle Ford Shale Trend and (iii) Northwest Louisiana and East Texas, which includes the Haynesville Shale Trend. A number of companies are currently operating in the Haynesville Shale and Eagle Ford Shale. If drilling in these areas continues to be successful, the amount of natural gas being produced could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in this region. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for Northwest Louisiana and East Texas may not occur or may be substantially delayed for lack of financing. In addition, capital constraints could limit our ability to build intrastate gathering systems necessary to transport our natural gas to interstate pipelines. In such an event, we might have to shut in our wells awaiting a pipeline connection or capacity or sell natural gas production at significantly lower prices than those quoted on NYMEX or that we currently project, which would adversely affect our results of operations.

A portion of our oil and natural gas production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could temporarily adversely affect our cash flow.

Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.

We have in place a $600 million Senior Credit Facility with a borrowing base of $75 million on which we had $17.5 million drawn on September 30, 2015. The Senior Credit Facility contains customary restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions and enter into transactions with affiliates. We also are required to meet specified financial ratios under the terms of our Senior Credit Facility. As of December 31, 2014, we were in compliance with all the financial covenants of our Senior Credit

Facility. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted. The Senior Credit Facility matures on February 24, 2017. Any replacement credit facility may have more restrictive covenants or provide us with less borrowing capacity.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

The acquisition of properties requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, facility or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion or subsurface groundwater contamination, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities relating to the acquired assets and indemnities are unlikely to cover liabilities relating to the time periods after closing. We may be required to assume any risk relating to the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. The incurrence of an unexpected liability could have a material adverse effect on our financial position and results of operations.

Due to the nature of the industry, we sell our oil and natural gas production to a limited number of purchasers and, accordingly, amounts receivable from such purchasers could be significant. The loss of, or material nonpayment or nonperformance by, any one or more of these customers could materially adversely affect our financial condition, results of operations and cash flows.

Due to the nature of the industry, we sell our oil and natural gas production to a limited number of purchasers and, accordingly, amounts receivable from such purchasers could be significant. Revenues from the largest of these sources as a percent of oil and natural gas revenues for the year ended December 31, 2014, 2013 and 2012 were 57%, 71% and 49%, respectively. Some of our customers may have material financial and liquidity issues or may, as a result of operational incidents or other events, be disproportionately affected as compared to larger, better-capitalized companies. Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our financial condition, results of operations and cash flows. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively small number of customers for a substantial portion of our revenue.

Customer credit risks could result in losses.

Our exposure to non-payment or non-performance by our customers and counterparties presents a credit risk. Generally, non-payment or non-performance results from a customer’s or counterparty’s inability to satisfy obligations. We monitor the creditworthiness of our customers and counterparties and established credit limits according to our credit policies and guidelines, but cannot assure that any losses will be consistent with our expectations. Furthermore, the concentration of our customers in the energy industry may impact our overall exposure to credit risk as customers may be similarly affected by prolonged changes in economic and industry conditions. The revenues compared to our total oil and natural gas revenues from the top purchasers for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Year Ended December 31,
	2014	2013	2012
BP Energy Company	46%	64%	34%
Genesis Crude Oil LP	11%	7%	—
Flint Hill Resources, LLC	—	—	15%

Competition in the oil and natural gas industry is intense, and we are smaller and have a more limited operating history than some of our competitors.

We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop these properties. Some of our competitors have substantially greater financial and other resources than us. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our success will depend on our ability to retain and attract experienced engineers, geoscientists and other professional staff. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

The oil and natural gas exploration and production business involves many uncertainties, economic risks and operating risks that can prevent us from realizing profits and can cause substantial losses.

The nature of the oil and natural gas exploration and production business involves certain operating hazards such as:

•	well blowouts;

•	cratering;

•	explosions;

•	uncontrollable flows of oil, natural gas, brine or well fluids;

•	fires;

•	formations with abnormal pressures;

•	shortages of, or delays in, obtaining water for hydraulic fracturing operations;

•	environmental hazards such as crude oil spills;

•	natural gas leaks;

•	pipeline and tank ruptures;

•	unauthorized discharges of brine, well stimulation and completion fluids or toxic gases into the environment;

•	encountering naturally occurring radioactive materials;

•	other pollution; and

•	other hazards and risks.

Any of these operating hazards could result in substantial losses to us. As a result, substantial liabilities to third parties or governmental entities may be incurred. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. These reductions in funds could result in a loss of our properties. Additionally, some of our oil and natural gas operations are located in areas that are subject to weather disturbances such as hurricanes. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production.

We cannot be certain that the insurance coverage maintained by us will be adequate to cover all losses that may be sustained in connection with all oil and natural gas activities.

We maintain general and excess liability policies, which we consider to be reasonable and consistent with industry standards. These policies generally cover:

•	personal injury;

•	bodily injury;

•	third party property damage;

•	medical expenses;

•	legal defense costs;

•	pollution in some cases;

•	well blowouts in some cases; and

•	workers compensation.

As is common in the oil and natural gas industry, we will not insure fully against all risks associated with our business either because such insurance is not available or because we believe the premium costs are prohibitive. A loss not fully covered by insurance could have a materially adverse effect on our financial position and results of operations. There can be no assurance that the insurance coverage that we maintain will be sufficient to cover every claim made against us in the future. A loss in connection with our oil and natural gas properties could have a materially adverse effect on our financial position and results of operations to the extent that the insurance coverage provided under our policies cover only a portion of any such loss

If we fail to comply with the continued listing standards of the NYSE, it may result in a delisting of our common shares from the NYSE.

Our common shares are currently and have been listed for trading on the NYSE, and the continued listing of our common shares on the NYSE is subject to our compliance with a number of listing standards. To maintain compliance with these continued listing standards, the Company is required to maintain an average closing price of $1.00 or more over a consecutive 30 trading-day period. On August 27, 2015, we received a notice from the NYSE that the average closing price of our common shares over the prior 30 consecutive trading days was below $1.00 per share, and, as a result, the price per share of the common shares was below the minimum average closing price required to maintain listing on the NYSE. The notice stated that we had six months to regain compliance with the NYSE continued listing standards or the NYSE would initiate procedures to suspend and delist the common shares.

Under NYSE rules, we can avoid delisting if, during the six month period following receipt of the NYSE notice and on the last trading day of any calendar month, our common stock price per share and 30 trading-day average share price is at least $1.00. During this six month period, our common stock will continue to be traded on the NYSE, subject to compliance with other continued listing requirements.

In the future, if our common stock ultimately were to be delisted for any reason, it could negatively impact us by (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offers.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents our ratios of earnings to fixed charges and preferred stock dividends for the periods presented.

	Nine Months Ended September 30,		Year Ended December 31,
	2015		2014		2013		2012		2011		2010
Ratio of earnings to fixed charges and preferred stock dividends		(a)		(b)		(c)		(d)		(e)		(f)

(a)	Earnings for the nine months ended September 30, 2015 were inadequate to cover fixed charges and preferred stock dividends. The coverage deficiency was $62.4 million
(b)	Earnings for the year ended December 31, 2014 were inadequate to cover fixed charges and preferred stock dividends. The coverage deficiency was $412.6 million.
(c)	Earnings for the year ended December 31, 2013 were inadequate to cover fixed charges and preferred stock dividends. The coverage deficiency was $132.4 million.
(d)	Earnings for the year ended December 31, 2012 were inadequate to cover fixed charges and preferred stock dividends. The coverage deficiency was $90.2 million.
(e)	Earnings for the year ended December 31, 2011 were inadequate to cover fixed charges and preferred stock dividends. The coverage deficiency was $37.8 million.
(f)	Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges and preferred stock dividends. The coverage deficiency was $268.3 million.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary consolidated financial data as of and for each of the nine months ended September 30, 2015 and 2014 and each of the years ended December 31, 2014, 2013 and 2012. This data was derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The financial data below is only a summary. It should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly filed by us with the SEC. See “Where You Can Find More Information and Incorporation by Reference.”

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(In thousands, except per share amounts)
Income Statement Data
Revenues	$67,860	$159,996	$208,553	$203,295	$180,845
Depreciation, Depletion and Amortization	61,052	95,325	135,716	135,357	141,222
Impairment	32,487	85,339	331,931	—	47,818
Operating Loss	(34,443)	(93,095)	(354,820)	(36,310)	(63,685)
Other Income (Expense)	(36,109)	(34,214)	1,684	(58,876)	(20,517)
Net Loss	(70,552)	(127,309)	(353,136)	(95,186)	(84,202)
Preferred Stock Dividends	22,291	22,292	29,722	18,604	6,047
Net Loss Applicable to Common Stock —Basic	$(1.70)	$(3.37)	$(8.62)	$(2.99)	$(2.48)
Net Loss Applicable to Common Stock —Diluted	$(1.70)	$(3.37)	$(8.62)	$(2.99)	$(2.48)
Cash Flow Data
Provided by (Used in):
Operating Activities	$(11,859)	$95,168	$121,733	$71,405	$173,789

Investing Activities:
Capital Expenditures	(113,997)	(238,313)	(322,352)	(251,103)	(252,416)
Proceeds from Sale of Assets	104,850	625	53,932	449	90,922

Total Investing Activities	(9,147)	(237,688)	(268,420)	(250,654)	(161,494)

Financing Activities	25,023	95,515	97,477	227,281	(14,454)

Increase (Decrease) in Cash	4,017	(47,005)	(49,212)	48,032	(2,159)

	September 30,		December 31,
	2015	2014	2014	2013	2012
	(In thousands)
Balance Sheet Data
Total Assets	584,968	13,340	$722,138	$974,213	$768,385
Long-term Debt	540,059	564,340	568,625	435,866	568,671
Stockholders’ Equity (Deficit)	(16,627)	214,587	(15,774)	356,523	60,245

THE EXCHANGE OFFERS

No Recommendation

None of Goodrich Petroleum Corporation or its board of directors, the Information Agent or the Exchange Agent makes any recommendation as to whether you should tender any shares of Existing Preferred Stock or refrain from tendering shares of Existing Preferred Stock in the Exchange Offers. Accordingly, you must make your own decision as to whether to tender shares of Existing Preferred Stock in the Exchange Offers and, if so, the number of shares of Existing Preferred Stock to tender. Participation in the Exchange Offers is voluntary, and you should carefully consider whether to participate before you make your decision. We urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors” and the information incorporated by reference herein. We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Purpose of the Exchange Offers

The purpose of the Exchange Offers is to reduce our fixed dividend obligations and to reduce the liquidation preference of our Existing Preferred Stock while providing an improved opportunity for conversion to common equity.

Terms of the Exchange Offers

We are offering to exchange, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal, any and all shares of Series B Preferred Stock, up to 2,390,000 shares of the Series C Preferred Stock and up to 2,390,000 shares of the Series D Preferred Stock for newly issued shares of our 10.00% Series E Cumulative Convertible Preferred Stock. If more than 2,390,000 shares of Series C Preferred Stock or 2,390,000 shares of Series D Preferred Stock are properly tendered (and not validly withdrawn) in the Exchange Offers, the Series E Preferred Stock will be allocated on a pro rata basis such that the maximum number of shares specified is not exceeded for the Series C Preferred Stock and the Series D Preferred Stock.

In exchange for each share of Existing Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date, and accepted by us, participating holders of Existing Preferred Stock will receive the following Exchange Consideration:

Existing Preferred Stock	CUSIP No.	Number of Outstanding Shares(1)	Maximum Number of Shares(1)(2)	Exchange Consideration
Series B Preferred Stock	382410 603	2,249,893	2,249,893	1.20 depositary shares representing Series E Preferred Stock for each exchanged share
Series C Preferred Stock	382410 702	4,400,000	2,390,000	1.00 depositary share representing Series E Preferred Stock for each exchanged depositary share
Series D Preferred Stock	382410 884	5,200,000	2,390,000	1.00 depositary share representing Series E Preferred Stock for each exchanged depositary share

(1)	The number shares indicated for the Series C Preferred Stock and the Series D Preferred Stock are depositary shares, each of which represents 1/1000th of a share of Series C Preferred Stock and Series D Preferred Stock, respectively.
(2)	Represents the maximum number of shares that may be exchanged pursuant to this Offer to Exchange.

Holders that tender shares of their Existing Preferred Stock that are accepted for exchange will forfeit any claim to all accrued and unpaid dividends on such Existing Preferred Stock through the settlement date for the Exchange Offers.

The Series E Preferred Stock will be convertible into shares of our Common Stock at any time during the life of the security. The conversion rate will initially be 5.0 shares of Common Stock per depositary share of Series E Preferred Stock, which is equivalent to a conversion price of approximately $2.00 per share of Common Stock. Upon conversion of the Series E Preferred Stock, we may choose to deliver the conversion value, as defined in this Offer to Exchange, to holders in cash, shares of our Common Stock, or a combination of cash and shares of our Common Stock. We expect that the shares of our Series E Preferred Stock to be issued in the Exchange Offers will be approved for listing on the NYSE.

Each of the Exchange Offers will expire on the Expiration Date, unless extended or earlier terminated by us. Tendered Existing Preferred Stock may be withdrawn at any time prior to the expiration of the related Exchange Offer. In addition, you may withdraw any tendered shares of Existing Preferred Stock if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offers on November 5, 2015.

We will issue shares of our Series E Preferred Stock in exchange for properly tendered (and not validly withdrawn) shares of Existing Preferred Stock that are accepted for exchange promptly after the related Expiration Date. We will not issue fractional shares of our Series E Preferred Stock in the Exchange Offers. See “— Fractional Shares” below.

All shares of the Existing Preferred Stock are held in book-entry form through the facilities of the DTC. This Offer to Exchange and the Letter of Transmittal are being sent to all registered holders and beneficial holders of shares of Existing Preferred Stock identified by DTC participants as of the day preceding the date of this Offer to Exchange. There will be no fixed record date for determining registered holders of Existing Preferred Stock entitled to participate in the Exchange Offers. There is no minimum number of shares of Existing Preferred Stock that is required for tender.

Any shares of Existing Preferred Stock that are accepted for exchange in the Exchange Offers will be cancelled. Shares tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Exchange Offer. If any tendered shares of Existing Preferred Stock are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this Offer to Exchange or otherwise, all unaccepted shares of Existing Preferred Stock will be returned, without expense, to the tendering holder promptly after the expiration of the applicable Exchange Offer.

Our obligation to accept shares of Existing Preferred Stock tendered pursuant to the Exchange Offers is limited by the conditions listed below under “— Conditions to the Exchange Offers.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Holders who tender shares of Existing Preferred Stock in the Exchange Offers will not be required to pay brokerage commissions or fees to the Information Agent, the Exchange Agent or us. If your shares of Existing Preferred Stock are held through a broker or other nominee who tenders the shares of Existing Preferred Stock on your behalf, your broker or nominee may charge you a commission for doing so. Additionally, subject to the instructions in the Letter of Transmittal, holders who tender shares of Existing Preferred Stock in the Exchange Offers will not be required to pay transfer taxes with respect to the exchange of Existing Preferred Stock. It is important that you read “— Fees and Expenses” and “— Transfer Taxes” below for more details regarding fees and expenses and transfer taxes relating to the Exchange Offers.

We intend to conduct the Exchange Offers in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Shares of Existing Preferred Stock that are not exchanged in the Exchange Offers will remain outstanding. See “—Consequences of Failure to Exchange

Existing Preferred Stock in the Exchange Offers.” Holders of shares of Existing Preferred Stock do not have any appraisal or dissenters rights under such instruments or otherwise in connection with the Exchange Offers.

We shall be deemed to have accepted for exchange properly tendered shares of Existing Preferred Stock when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the holders of shares of Existing Preferred Stock who tender their shares in the Exchange Offers for the purposes of receiving the Exchange Consideration from us and delivering the Exchange Consideration to the exchanging holders. We expressly reserve the right to amend or terminate any or all of the Exchange Offers, and not to accept for exchange any shares of Existing Preferred Stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offers.”

By tendering your shares of Existing Preferred Stock, you will lose your right to receive quarterly dividend payments in respect of the Existing Preferred Stock, when, if and as declared by our board of directors, after the completion of these Exchange Offers. In return, you will receive the right to receive quarterly dividend payments in respect of the Series E Preferred Stock, when, if and as declared by our board of directors, after the completion of these Exchange Offers.

Fractional Shares

We will not issue any fractional shares upon exchange of shares of Preferred Stock pursuant to the Exchange Offers. If any fractional share of the Series E Preferred Stock would be issuable to a participating holder upon the exchange of its shares of the Series B Preferred Stock, the number of shares of Series E Preferred Stock to be issued to such participating holder will be rounded down to the nearest whole number.

Resale of Series E Preferred Stock Received Pursuant to the Exchange Offers

The shares of each series of Existing Preferred Stock have been registered under the Securities Act, and therefore are not subject to resale restrictions (other than those shares of Existing Preferred Stock held by our affiliates and Common Stock issued as part of a dividend). Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the shares of our Series E Preferred Stock issued in exchange for shares of Existing Preferred Stock would be free of resale restrictions if held by persons that are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act.

Consequences of Failure to Exchange Existing Preferred Stock in the Exchange Offers

Shares of Existing Preferred Stock that are not exchanged in the Exchange Offers will remain outstanding and continue to be entitled to the rights and benefits holders have under the Delaware General Corporation Law and our certificate of incorporation, including the certificates of designation with respect to the Existing Preferred Stock. The terms of the shares of Existing Preferred Stock will not change as a result of the Exchange Offers.

If a sufficiently large number of shares of Existing Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the shares of Existing Preferred Stock.

Expiration Date; Extension; Termination; Amendment

Each Exchange Offer will expire at the Expiration Date, unless extended or earlier terminated by us. The term “Expiration Date” means 5:00 p.m., New York City time, on December 8, 2015, and if we extend the period of time for which any of the Exchange Offers remains open, the term “Expiration Date” means the latest time and date to which such Exchange Offer is so extended. Tendered Existing Preferred Stock may be withdrawn prior to the Expiration Date. You must validly tender your shares of Existing Preferred Stock for exchange prior to the Expiration Date to receive the Exchange Consideration. The Expiration Date will be at least 20 business days from the commencement of the Exchange Offers as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that any of the Exchange Offers is open, and delay acceptance for exchange of any shares of Existing Preferred Stock, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the applicable Exchange Offer. During any extension, all shares of Existing Preferred Stock previously tendered pursuant to the extended Exchange Offer will remain subject to such Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

•	terminate or amend any or all of the Exchange Offers and not to accept for exchange any shares of Existing Preferred Stock not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offers” that have not been waived by us; and

•	amend the terms of any or all of the Exchange Offers in any manner permitted or not prohibited by law.

If we terminate or amend any or all of the Exchange Offers, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment. Any Exchange Offer may be amended or terminated without amending or terminating the other Exchange Offers.

In the event that any of the Exchange Offers is terminated, withdrawn or otherwise not consummated prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their shares of Existing Preferred Stock pursuant to such Exchange Offer. In any such event, the shares of Existing Preferred Stock previously tendered pursuant to such Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of any of the Exchange Offers or the information concerning such Exchange Offer, or waive a material condition of such Exchange Offer, we will promptly disseminate disclosure regarding the changes to such Exchange Offer and extend such Exchange Offer, if required by law, to ensure that it remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the number of shares of Existing Preferred Stock we are offering to accept in any Exchange Offer or the Exchange Consideration, including the number of shares of our Series E Preferred Stock being offered for exchange with respect to any of the Exchange Offers, we will promptly disseminate disclosure regarding the changes and extend such Exchange Offer, if required by law, to ensure that such Exchange Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Procedures for Tendering Existing Preferred Stock

We have forwarded to you, along with this Offer to Exchange, the Letter of Transmittal relating to the Exchange Offers. A holder need not submit the Letter of Transmittal if the holder tenders shares of Existing Preferred Stock in accordance with the procedures mandated by DTC’s Automated Tender Offer Program (“ATOP”).

To tender in the Exchange Offers through ATOP, a holder must comply with the procedures described below under “—The Depository Trust Company Book-Entry Transfer Procedures.”

In the unlikely event that we issue any shares of the Existing Preferred Stock in certificated form while the Exchange Offers are pending, registered holders of such shares may tender them in the Exchange Offers by following the instructions in the Letter of Transmittal for tender of certificated shares.

The Depository Trust Company Book-Entry Transfer Procedures

The Exchange Agent will establish accounts with respect to the Existing Preferred Stock at DTC for purposes of the Exchange Offers within two business days after the date of the Exchange Offers.

All of the Existing Preferred Stock is held in book-entry form through the facilities of DTC in New York City. Consequently, if you desire to tender your Existing Preferred Stock in any of the Exchange Offers, you must tender through ATOP, for which the Exchange Offers will be eligible, and follow the procedures for book-entry transfer described below. By using the ATOP procedures to exchange Existing Preferred Stock, you will not be required to deliver a Letter of Transmittal to the Information Agent. However, you will be bound by the terms of the Letter of Transmittal.

In order to participate in any of the Exchange Offers, you must validly tender your stock to the Exchange Agent as described below. Holders who tender (and do not validly withdraw) their Existing Preferred Stock to the Exchange Agent prior to the Expiration Date will be entitled to receive the Exchange Consideration on the settlement date, provided that the remaining conditions to the applicable Exchange Offer have been satisfied or waived. It is your responsibility to validly tender your Existing Preferred Stock. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Any beneficial holder whose Existing Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wishes to tender should contact such broker, dealer, commercial bank or trust company promptly and instruct such broker, dealer, commercial bank or trust company to tender the Existing Preferred Stock on such beneficial owner’s behalf.

If you need help in tendering your Existing Preferred Stock, please contact the Exchange Agent, whose address and telephone number is listed on the back cover page of this Offer to Exchange.

All of the Existing Preferred Stock is held in book-entry form and is currently represented by one or more global certificates registered in the name of a nominee of DTC. We have confirmed with DTC that the Existing Preferred Stock may be exchanged by using ATOP procedures instituted by DTC. DTC participants may electronically transmit their acceptance of any of the Exchange Offers by causing DTC to transfer their outstanding Existing Preferred Stock to the Exchange Agent using the ATOP procedures. In connection with each book-entry transfer of Existing Preferred Stock to the Exchange Agent, DTC will send an “agent’s message” to the Exchange Agent, which, in turn, will confirm its receipt of the book-entry transfer. The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering Existing Preferred Stock that such participant has received and agrees to be bound by the terms of the applicable Exchange Offer and that the Company may enforce such agreement against the participant. By using the ATOP procedures to tender Existing Preferred Stock, you will not be required to deliver the Letter of Transmittal to the Information Agent. However, you will be bound by its terms just as if you had signed it.

You must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to tender your Existing Preferred Stock.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided for by us in conjunction with the Exchange Offers. Holders of shares of Existing Preferred Stock must timely tender their shares in accordance with the procedures set forth herein.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender securities in a partial tender or exchange offer for its own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender or exchange offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of shares in each Exchange Offer will constitute a binding agreement between the tendering holder and the Company respecting the terms and conditions of such Exchange Offer, including the tendering holder’s acceptance of the terms and conditions of such Exchange Offer, and, in the case of a tender of shares of the Series C Preferred Stock or the Series B Preferred Stock, the tendering holder’s representation and warranty that

(a) such holder has a net long position in the shares being tendered pursuant to such Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act, and (b) the tender of such shares complies with Rule 14e-4.

Withdrawal Rights

You may withdraw your tender of shares of Existing Preferred Stock at any time before the applicable Expiration Date. In addition, if not previously returned, you may withdraw shares of Existing Preferred Stock that you tender that are not accepted by us for exchange after expiration of 40 business days from the commencement of the Exchange Offers. For a withdrawal of shares tendered through ATOP to be effective, the Exchange Agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration of the applicable Exchange Offer. Any notice of withdrawal must:

•	specify the name of the person that tendered the shares of Existing Preferred Stock to be withdrawn;

•	identify the shares of Existing Preferred Stock to be withdrawn, including the certificate number or numbers;

•	specify the number of shares to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the shares of Existing Preferred Stock exchanged;

•	be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the shares of Existing Preferred Stock were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the transfer agent register the transfer of such shares of Existing Preferred Stock into the name of the person withdrawing the tender; and

•	specify the name in which any of the Existing Preferred Stock are to be registered, if different from that of the person that tendered the Existing Preferred Stock.

Any notice of withdrawal of shares tendered through ATOP must specify the name and number of the account at DTC to be credited with the withdrawn shares of Existing Preferred Stock or otherwise comply with DTC’s procedures.

Any shares of Existing Preferred Stock withdrawn will not have been validly tendered for exchange for purposes of the Exchange Offers. Any shares of Existing Preferred Stock that have been tendered for exchange through ATOP but which are not exchanged for any reason will be credited to an account with DTC specified by the holder, promptly after withdrawal, rejection of tender or termination of the Exchange Offers. Properly withdrawn shares of Existing Preferred Stock may be re-tendered by following one of the procedures described under “— Procedures for Tendering Existing Preferred Stock” above at any time on or before the applicable Expiration Date.

Acceptance of Existing Preferred Stock for Exchange; Delivery of Exchange Consideration

Upon satisfaction or waiver of all of the conditions to any Exchange Offer, and subject to the maximum number of shares of Existing Preferred Stock subject to the Exchange Offer, we will promptly accept the shares of Existing Preferred Stock properly tendered that have not been withdrawn pursuant to the Exchange Offers and will pay the Exchange Consideration in exchange for such shares of Existing Preferred Stock promptly after the acceptance. Please refer to the section in this Offer to Exchange entitled “— Conditions to the Exchange Offers” below. For purposes of the Exchange Offers, we will be deemed to have accepted properly tendered shares of Existing Preferred Stock for exchange when we give notice of acceptance to the Exchange Agent.

In all cases, we will pay the Exchange Consideration in exchange for shares of Existing Preferred Stock that are accepted for exchange pursuant to the Exchange Offers only after the Exchange Agent timely receives a book-entry confirmation of the transfer of the shares of Existing Preferred Stock into the Exchange Agent’s account at DTC, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message.

We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the Exchange Consideration in the Exchange Offers.

Conditions to the Exchange Offers

No Exchange Offer is conditioned upon any other Exchange Offer.

Notwithstanding any other provision of this Offer to Exchange to the contrary, we will not be required to accept for exchange shares of Existing Preferred Stock tendered pursuant to any of the Exchange Offers and may terminate or amend any of the Exchange Offers if any condition to such Exchange Offer is not satisfied. We may also, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of shares of Existing Preferred Stock validly tendered and not withdrawn prior to the applicable Expiration Date, in any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our reasonable discretion:

•	there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with such Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of such Exchange Offer or materially impair the contemplated benefits to us (as set forth under “— Purpose of the Exchange Offers”) of the Exchange Offers;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of such Exchange Offer or materially impair the contemplated benefits to us of such Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	any material adverse change in the price of our common stock in U.S. securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

In addition, our obligation to issue the Series E Preferred Stock in any Exchange Offer is conditioned upon our acceptance of shares of Existing Preferred Stock tendered pursuant to such Exchange Offer.

We expressly reserve the right to amend or terminate any of the Exchange Offers and to reject for exchange any shares of Existing Preferred Stock not previously accepted for exchange, upon the occurrence of any of the conditions to such Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions to any of the Exchange Offers, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release to the extent required by law.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times with respect to any of the Exchange Offers prior to its expiration.

All conditions to any Exchange Offers must be satisfied or waived prior to the expiration of such Exchange Offer. The Exchange Offers are not conditioned upon any minimum number of shares of Existing Preferred Stock being tendered for exchange.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the Exchange Offers, and tendering holders of shares of Existing Preferred Stock will not be required to pay any of our expenses of soliciting tenders in the Exchange Offers, including and the fees of the Information Agent and the Exchange Agent. We will also reimburse the Information Agent and the Exchange Agent for reasonable out-of-pocket expenses, and we will indemnify each of the Information Agent and the Exchange Agent against certain liabilities and expenses in connection with the Exchange Offers, including liabilities under the federal securities laws. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees.

If a tendering holder participates in the Exchange Offers through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions to such third party.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of shares of Existing Preferred Stock pursuant to the Exchange Offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing shares of Existing Preferred Stock not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the shares of Existing Preferred Stock tendered;

•	shares of Series E Preferred Stock are to be delivered to, or issued in the name of, any person other than the registered holder of the shares of Existing Preferred Stock;

•	tendered shares of Existing Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of shares of Existing Preferred Stock under the Exchange Offers.

If satisfactory evidence of payment of transfer taxes is not submitted with the Letter of Transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Future Purchases

Following completion of the Exchange Offers, we may repurchase additional shares of Existing Preferred Stock that remain outstanding in the open market, in privately negotiated transactions, tender or exchange offers or otherwise. Future purchases of shares of Existing Preferred Stock that remain outstanding after the Exchange Offers may be on terms that are more or less favorable than the Exchange Offers. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Existing Preferred Stock other than pursuant to the Exchange Offers until ten business days after the Expiration Date, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of shares of Existing Preferred Stock under applicable law in connection with the Exchange Offers.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Exchange Offers. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as are set forth under the caption “Where You Can Find More Information and Incorporation by Reference.”

Accounting Treatment

For the number of shares of Existing Preferred Stock that are exchanged in the exchange offer, we will eliminate the Existing Preferred Stock par value (par value $1.00 per share) and the additional paid-in capital per share that was associated with the Existing Preferred Stock’s original issuance, and replace it with the par value (par value $1.00 per share) of our Series E Preferred Stock. As the total of the par value and additional paid-in capital eliminated for the Existing Preferred Stock is expected to be more than the Series E Preferred Stock par value recognized, we will record this excess as a decrease in additional paid-in capital.

We will also recognize an expense for the fees and expenses related to the Exchange Offers. If the Exchange Offers are fully subscribed, we would expect the aggregate effect on retained earnings to be a reduction of approximately $750,000, which represents estimated fees and expenses related to the Exchange Offers.

PRICE RANGES OF EXISTING PREFERRED STOCK AND DIVIDENDS

Our Series B Preferred Stock trades over-the-counter and our Series C Preferred Stock and our Series D Preferred Stock trade on the NYSE under the symbols “GDP-C” and “GDP-D,” respectively. As of November 3, 2015, all of the shares of the Existing Preferred Stock were in book-entry form and held of record by a nominee of DTC.

Series B Preferred Stock

The following table sets forth, for the periods indicated, the range of the high and low sales prices and dividends for our Series B Preferred Stock.

	High	Low	Dividends Per Share
2015
Fourth Quarter (1)	$3.94	$1.50	$—
Third Quarter	$7.20	$26.00	$—
Second Quarter	$11.99	$5.95	$0.6719
First Quarter	$12.99	$5.50	$0.6719
2014
Fourth Quarter	$44.74	$9.30	$0.6719
Third Quarter	$54.25	$43.25	$0.6719
Second Quarter	$55.50	$41.75	$0.6719
First Quarter	$42.99	$37.65	$0.6719
2013
Fourth Quarter	$51.65	$38.00	$0.6719
Third Quarter	$50.05	$35.71	$0.6719
Second Quarter	$40.44	$35.75	$0.6719
First Quarter	$38.50	$29.60	$0.6719

(1)	Through November 3, 2015.

Series C Preferred Stock

The following table sets forth, for the periods indicated, the range of the high and low sales prices and dividends for our Series C Preferred Stock.

	High	Low	Dividends Per Depositary Share
2015
Fourth Quarter (1)	$4.14	$0.88	$—
Third Quarter	$7.82	$0.60	$—
Second Quarter	$11.19	$6.40	$0.625
First Quarter	$12.49	$5.17	$0.625
2014
Fourth Quarter	$26.30	$6.38	$0.625
Third Quarter	$27.96	$25.58	$0.625
Second Quarter	$27.63	$25.54	$0.625
First Quarter	$26.36	$25.08	$0.625
2013
Fourth Quarter	$26.98	$25.26	$0.625
Third Quarter	$34.81	$25.29	$0.625
Second Quarter (2)	$26.73	$24.65	$0.45139

(1)	Through November 3, 2015.
(2)	The Series C Preferred Stock was listed on the NYSE on April 8, 2013.

Series D Preferred Stock

The following table sets forth, for the periods indicated, the range of the high and low sales prices and dividends for our Series D Preferred Stock.

	High	Low	Dividends Per Depositary Share
2015
Fourth Quarter (1)	$4.29	$0.91	$—
Third Quarter	$6.92	$0.65	$—
Second Quarter	$10.95	$5.67	$0.609375
First Quarter	$12.50	$4.85	$0.609375
2014
Fourth Quarter	$25.43	$6.10	$0.609375
Third Quarter	$27.65	$24.63	$0.609375
Second Quarter	$27.16	$25.00	$0.609375
First Quarter	$25.29	$23.90	$0.609375
2013
Fourth Quarter	$25.70	$23.81	$0.78542
Third Quarter (2)	$25.36	$24.51	$—

(1)	Through November 3, 2015.
(2)	The Series D Preferred Stock was listed on the NYSE on August 16, 2013.

COMPARISON OF RIGHTS BETWEEN THE EXISTING PREFERRED STOCK AND THE SERIES E PREFERRED STOCK

The following describes the material differences between the rights of holders of the shares of the Existing Preferred Stock and holders of shares of the Series E Preferred Stock. While we believe that the description covers the material differences between the shares of Existing Preferred Stock and the shares of the Series E Preferred Stock, this summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including “Description of Capital Stock” and “Description of the Series E Preferred Stock,” and the other documents we refer to for a more complete understanding of the differences between being a holder of the Existing Preferred Stock and a holder of the Series E Preferred Stock.

Ranking and Liquidation Preference

In any liquidation, dissolution or winding up of us, our Series E Preferred Stock would rank senior to our Common Stock and on parity with our Existing Preferred Stock. Holders of our Common Stock and other securities that rank junior to our preferred stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding-up, until after our obligations to our debt holders and holders of preferred stock have been satisfied. In such a situation, each holder of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is entitled to receive and to be paid out of the assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock, including our Common Stock, a liquidation preference in the amount of $50 per share, $25 per depositary share, $25 per depositary share and $10 per depository share, respectively, plus accumulated and unpaid dividends. The liquidation preference for the Series E Preferred Stock will be $10.00 per depositary share.

Dividends

Holders of shares of Existing Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of:

•	5.375% per share on the liquidation preference of $50 per share of Series B Preferred Stock (equivalent to $2.6875 per annum per share);

•	10.00% per share on the liquidation preference of $25,000 per share ($25 per depositary share) of Series C Preferred Stock (equivalent to $2.50 per annum per depositary share); and

•	9.750% per share on the liquidation preference of $25,000 per share ($25 per depositary share) of Series D Preferred Stock (equivalent to $2.4375 per annum per depositary share).

Dividends on the Existing Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year. Dividends on the Existing Preferred Stock may be paid solely in cash.

Holders of shares of Series E Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 10.000% per share on the liquidation preference of $10,000 per share ($10.00 per depositary share) of Series E Preferred Stock (equivalent to $1.00 per annum per depositary share)

Dividends on the Series E Preferred Stock will be payable quarterly in arrears beginning December 15, 2015. Dividends on the Series E Preferred Stock may be paid in cash or, where freely transferrable by any non-affiliate recipient thereof, in Common Stock or a combination thereof.

Voting Rights

Holders of the Existing Preferred Stock have, and holders of the Series E Preferred Stock will have, no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other limited circumstances or as required by law.

Conversion Rights

Each share of Series B Preferred Stock is convertible at the option of the holder into our Common Stock at any time at an initial conversion rate of 1.5946 shares of Common Stock per share, which is equivalent to an initial conversion price of approximately $31.36 per share of Common Stock. Upon conversion of the Series B Preferred Stock (pursuant to a voluntary conversion or the Company Conversion Option (as defined in the Certificate of Designation of the Series B Preferred Stock), we may choose to deliver the conversion value to holders in cash, shares of Common Stock, or a combination of cash and shares of Common Stock.

On or after December 21, 2010, we may, at our option, cause the Series B Preferred Stock to be automatically converted into that number of shares of Common Stock that are issuable at the then-prevailing conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day prior to the announcement of our exercise of the option, the closing price of our Common Stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Preferred Stock.

Each share of Series E Preferred Stock will be convertible at the option of the holder into our Common Stock at any time at an initial conversion rate of 5.0 shares of Common Stock per share, which is equivalent to an initial conversion price of approximately $2.00 per share of Common Stock. Upon conversion of the Series E Preferred Stock (pursuant to a voluntary conversion or the Company Conversion Option (as defined in the Certificate of Designation of the Series E Preferred Stock), we may choose to deliver the conversion value to holders in cash, shares of Common Stock, or a combination of cash and shares of Common Stock.

We may, at our option, cause the Series E Preferred Stock to be automatically converted into that number of shares of Common Stock that are issuable at the then-prevailing conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day prior to the announcement of our exercise of the option, the closing price of our Common Stock equals or exceeds 150% of the then-prevailing conversion price of the Series E Preferred Stock. The conversion rate is subject to adjustment upon the occurrence of certain dilutive and other events as described in “Description of the Series E Preferred Stock.”

The Series C Preferred Stock and Series D Preferred Stock do not have conversion rights, except upon certain events constituting a change of control.

The conversion prices specified above are subject to adjustment upon the occurrence of certain dilutive and other events as described in “Description of Capital Stock” and “Description of the Series E Preferred Stock.”

Optional Redemption

We may redeem the Series C Preferred Stock and the Series D Preferred Stock, in whole or in part, at any time on or after April 10, 2018 at a price of $25,000.00 per share ($25.00 per depositary share) plus accumulated and unpaid dividends (whether or not declared), if any, to, but excluding, the redemption date. Holders of the Series C Preferred Stock and Series D Preferred Stock will have no right to require the redemption of the Series C Preferred Stock and Series D Preferred Stock, respectively.

We may redeem the Series E Preferred Stock, in whole or in part, at any time on or after April 10, 2018 at a price of $10,000.00 per share ($10.00 per depositary share) plus accumulated and unpaid dividends (whether or not declared), if any, to, but excluding, the redemption date. Holders of the Series E Preferred Stock will have no right to require the redemption of the Series E Preferred Stock.

The Series B Preferred Stock is not subject to optional redemption provisions.

Governing Document

As a holder of Existing Preferred Stock, your rights currently are set forth in, and you may enforce your rights under, Delaware General Corporation Law and our certificate of incorporation, including the certificates of designation with respect to the Existing Preferred Stock, and our bylaws.

Holders of Series E Preferred Stock will have their rights set forth in, and may enforce their rights under, the certificate of incorporation, including the certificate of designation with respect to the Series E Preferred Stock that will be filed, and our bylaws.

Listing

We expect to list the Series E Preferred Stock on the NYSE.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of material terms of our Common Stock, Existing Preferred Stock, certificate of incorporation and bylaws. This summary is qualified by reference to our certificate of incorporation, bylaws and the certificates of designation of our Existing Preferred Stock, which are incorporated by reference herein, and by the provisions of applicable law.

As of November 2, 2015, our authorized capital stock was 160,000,000 shares. Those shares consisted of (a) 10,000,000 shares of preferred stock, $1.00 par value, 2,259,493 of which were outstanding; and (b) 150,000,000 shares of our Common Stock, of which 60,642,398 shares were issued and outstanding. In addition, as of November 2, 2015, (a) 3,587,680 shares of Common Stock were reserved for issuance pursuant to the conversion of our Series B Preferred Stock, (b) 14,834,795 shares of Common Stock were reserved for issuance pursuant to our Series C Preferred Stock, (c) 11,960,000 shares of Common Stock were reserved for issuance pursuant to our Series D Preferred Stock, (d) 6,506 shares of Common Stock were reserved for issuance pursuant to the conversion of our 3.25% Convertible Senior Notes due 2026, (e) 193,087 shares of Common Stock were reserved for issuance pursuant to the conversion of our 5.00% Convertible Senior Notes due 2029, (f) 2,716,837 shares of Common Stock were reserved for issuance pursuant to the conversion of our 5.00% Convertible Senior Notes due 2032, (g) 14,904,001 shares of Common Stock were reserved for issuance pursuant to the conversion of our 5.00% Convertible Exchange Senior Notes due 2032, (h) 10,884,000 shares of Common Stock were reserved for issuance pursuant to our warrants to purchase common stock, (i) 93,334 shares of Common Stock were reserved for issuance pursuant to our stock option plans at a weighted average exercise price of $26.23 per share had been issued, and (j) 3,842,016 shares of restricted stock awards had not yet vested.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of Common Stock has one vote on all matters voted on by our stockholders, including the election of our directors. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of Common Stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of Common Stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of Common Stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of Common Stock are fully paid and non-assessable. Our Common Stock is traded on the NYSE under the symbol “GDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

As of the date of this Offer to Exchange, we have 7,740,400 shares of authorized but unissued shares of preferred stock that are undesignated.

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our Common Stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the Common Stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

Series B Preferred Stock

As of the date of this Offer to Exchange, we had 2,249,893 shares issued and outstanding of our Series B Preferred Stock. The Liquidation Preference is $50 per share of Series B Preferred Stock, plus accumulated and unpaid dividends. Dividends are payable quarterly in arrears beginning March 15, 2006. If we fail to pay dividends on our Series B Preferred Stock on any six dividend payment dates, whether or not consecutive, the dividend rate per annum will be increased by 1.0% until we have paid all dividends on our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full.

Each share is convertible at the option of the holder into our Common Stock at any time at an initial conversion rate of 1.5946 shares of Common Stock per share, which is equivalent to an initial conversion price of approximately $31.36 per share of Common Stock. Upon conversion of the Series B Preferred Stock, we may choose to deliver the conversion value to holders in cash, shares of Common Stock, or a combination of cash and shares of Common Stock.

If a fundamental change occurs, holders may require us in specified circumstances to repurchase all or part of the Series B Preferred Stock. In addition, upon the occurrence of a fundamental change or specified corporate events, we will under certain circumstances increase the conversion rate by a number of additional shares of Common Stock. A “fundamental change” will be deemed to have occurred if any of the following occurs:

•	We consolidate or merge with or into any person or convey, transfer, sell or otherwise dispose of or lease all or substantially all of our assets to any person, or any person consolidates with or merges into us or with us, in any such event pursuant to a transaction in which our outstanding voting shares are changed into or exchanged for cash, securities, or other property; or

•	We are liquidated or dissolved or adopt a plan of liquidation or dissolution.

A “fundamental change” will not be deemed to have occurred if at least 90% of the consideration in the case of a merger or consolidation under the first clause above consists of common stock traded on a U.S. national securities exchange and the Series B Preferred Stock becomes convertible solely into such common stock.

As of December 21, 2010, we have the option to cause the Series B Preferred Stock to be automatically converted into the number of shares of common stock that are issuable at the then-prevailing conversion rate, pursuant to the Company Conversion Option. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day before the announcement of our exercise of the option, the closing price of the Common Stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Preferred Stock. The Series B Preferred Stock is non-redeemable by us. There have been no redemptions or conversions in any periods.

Series C Preferred Stock

As of the date of this Offer to Exchange, we had 4,400,000 depositary shares issued and outstanding each representing a 1/1000th ownership interest in a share of our Series C Preferred Stock. The Liquidation Preference is $25,000 per share ($25 per depositary share) of Series C Preferred Stock, plus accumulated and unpaid dividends.

The Series C Preferred Stock ranks senior to our common stock and on parity with our Series B Preferred Stock and our Series D Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up. The Series C Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by us or converted into our Common Stock in connection with certain changes of control.

At any time on or after April 10, 2018, we may, at our option, redeem the Series C Preferred Stock, in whole at any time or in part from time to time, for cash at a redemption price of $25,000 per preferred share, plus all accumulated and unpaid dividends to, but not including, the date of redemption. We may redeem the Series C Preferred Stock following certain changes of control, if we do not exercise this option, then the holders of the Series C Preferred Stock have the option to convert the shares of Series C Preferred Stock into up to 3,371.54 shares of our Common Stock per share of Series C Preferred Stock, subject to certain adjustments. If we exercise any of our redemption rights relating to shares of Series C Preferred Stock, the holders of Series C Preferred Stock will not have the conversion right described above with respect to the shares of Series C Preferred Stock called for redemption.

Holders of the Series C Preferred Stock have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other limited circumstances or as required by law.

Series D Preferred Stock

As of the date of this Offer to Exchange, we had 5,200,000 depositary shares issued and outstanding each representing a 1/1000th ownership interest in a share of our Series D Preferred Stock. The Liquidation Preference is $25,000 per share ($25 per depositary share) of Series D Preferred Stock, plus accumulated and unpaid dividends.

The Series D Preferred Stock ranks senior to our common stock and on parity with our Series B Preferred Stock and our Series C Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up. The Series D Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by us or converted into our Common Stock in connection with certain changes of control.

At any time on or after August 19, 2018, we may, at our option, redeem the Series D Preferred Stock, in whole at any time or in part from time to time, for cash at a redemption price of $25,000 per preferred share, plus all accumulated and unpaid dividends to, but not including, the date of redemption. We may redeem the Series D Preferred Stock following certain changes of control, if we do not exercise this option, then the holders of the Series D Preferred Stock have the option to convert the shares of preferred stock into up to 2,297.79 shares of our Common Stock per share of Series D Preferred Stock, subject to certain adjustments. If we exercise any of our redemption rights relating to shares of Series D Preferred Stock, the holders of Series D Preferred Stock will not have the conversion right described above with respect to the shares of Series D Preferred Stock called for redemption.

Holders of the Series D Preferred Stock have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other limited circumstances or as required by law.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the Common Stock.

Written Consent of Stockholders and Stockholder Meetings. Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board (if any), the Vice Chairman, the President or by a majority of the board of directors.

Advance Notice Procedure for Stockholder Proposals. Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	with respect to an election to be held at the annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;

•	with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.

Notice of stockholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control.

Classified Board; Removal of Director. Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of stockholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

Limitation of Liability of Directors

Our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The effect of this provision is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the director acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. Our bylaws provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law.

DESCRIPTION OF THE SERIES E PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designation for our Series E Preferred Stock. A copy of the certificate of designation and the form of Series E Preferred Stock share certificate are available upon request from us at the address set forth under “Where You Can Find More Information.” The following summary of the terms of our Series E Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designation. As used in this section, the terms the “Company,” “us,” “we” or “our” refer to Goodrich Petroleum Corporation and not any of its subsidiaries.

General

Under our restated certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We have 7,740,400 shares of authorized preferred stock which are undesignated. We have 2,249,893 issued and outstanding shares of our 5.375% Series B Cumulative Convertible Preferred Stock; we have 4,400,000 depositary shares issued and outstanding each representing a 1/1000th ownership interest in a share of our 10.00% Series C Cumulative Preferred Stock; and we have 5,200,000 depositary shares issued and outstanding each representing a 1/1000th ownership interest in a share of our 9.75% Series D Cumulative Preferred Stock. See “Description of Capital Stock.”

Our Series E Preferred Stock is fully paid and nonassessable, and any Common Stock issued upon the conversion of our Series E Preferred Stock will be fully paid and nonassessable. The holders of our Series E Preferred Stock have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of the Company of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of our Series E Preferred Stock is American Stock Transfer and Trust Company, LLC.

Our Series E Preferred Stock is subject to the Company Conversion Option, as described below in “— Company Conversion Option,” and the Company Redemption Option, as described below in “— Optional Redemption.”

Ranking

Our Series E Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to (i) our Common Stock and (ii) each class of capital stock or series of preferred stock established after the date of initial issuance of our Series E Preferred Stock, which we refer to as the “Issue Date,” the terms of which do not expressly provide that such class or series ranks senior to or on a parity with our Series E Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Junior Stock”);

•	on a parity, in all respects, with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with our Series E Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to our Series E Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Senior Stock”).

While any shares of our Series E Preferred Stock are outstanding, we may not authorize or issue, or increase the authorized amount of, any class or series of our Senior Stock or any security convertible into our Senior Stock, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of our Series E Preferred Stock. Without the consent of any holder of our Series E Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “— Voting Rights” below.

Dividends

Holders of shares of our Series E Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 10.00% per share on the liquidation preference thereof of $10.00 per share of our Series E Preferred Stock (equivalent to $1.00 per annum per share). We currently expect to pay the initial dividend in Common Stock within 15 days from the issue date of the Series E Preferred Stock. Following the initial dividend, future dividends on our Series E Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”), beginning on March 15, 2016, at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulations of dividends on shares of our Series E Preferred Stock will not bear interest. Dividends payable on our Series E Preferred Stock for any period less than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividends and distributions (other than dividends payable solely in our Common Stock or other capital stock ranking junior as to dividend rights to our Series E Preferred Stock) may be declared, paid or set apart for payment, and no purchases, redemptions or other acquisitions of shares of our Common Stock or other capital stock ranking junior as to dividend rights may be made unless, in each of the foregoing instances, all accumulated and unpaid dividends (including the full dividend for the then current dividend period) on our Series E Preferred Stock have been paid or declared and set apart for payment.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless, in each of the foregoing instances, all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum or number of shares of Common Stock sufficient for the payment thereof is set apart for such payment, on our Series E Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on our Series E Preferred Stock and any Parity Stock, dividends may be declared and paid on our Series E Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on our Series E Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of our Series E Preferred Stock and such Parity Stock bear to each other. Holders of shares of our Series E Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including our Series E Preferred Stock, is limited by the terms of our outstanding indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors — Risks Related to the Exchange Offers — We are currently unable to pay cash dividends on a new series of preferred stock, including the Series E Preferred Stock. You may not receive funds without selling your shares.”

Method of Payment of Dividends

Dividends on the Series E Preferred Stock may be paid in cash, by delivery of shares of Common Stock, or through any combination of cash and Common Stock. If we elect to make any such payment, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose, in the case of any dividend payment, at 95% of the “Market Value” (as defined below) as determined on the second trading day immediately prior to the record date for such dividend; provided that in no event shall such shares be valued less than $0.70 per share for such purpose. We shall make each dividend payment on the Series E Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of the Common Stock. The Company shall give Holders notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in Common Stock 20 business days prior to the record date for such dividend.

Notwithstanding the foregoing, we will not pay any portion of a dividend on the Series E Preferred Stock by delivery of Common Stock unless the Common Stock to be delivered as payment therefor is freely transferable under United States securities laws by the recipient without further action on its behalf, other than by reason of the fact that such recipient is our affiliate.

“Market Value” for these purposes shall mean the average of the per share volume-weighted average prices of the Common Stock for each day during a five consecutive trading day period ending immediately prior to the date of determination, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GDP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average price is unavailable on any such trading day, the closing sale price shall be used for such trading day). The per share volume-weighted average price on each such trading day shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Series E Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $10.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), after distribution or payment is made to the holders of any class or series of our stock ranking senior to our Series E Preferred Stock as to rights upon liquidation, distribution or winding up, but before any distribution or payment may be made to holders of our Common Stock or any other class or series of our stock ranking, as to liquidation rights, junior to the Series E Preferred Stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Series E Preferred Stock and all shares of each other class or series of our stock ranking, as to liquidation rights, on a parity with the Series E Preferred Stock, then all such shares will share proportionately in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series E Preferred Stock will be entitled to written notice of any liquidation, distribution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of our remaining assets. For these purposes, our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

Holders of our Series E Preferred Stock have no voting rights except as provided by applicable law and as described in this subsection and in “— Ranking.”

If we do not pay dividends on the Series E Preferred Stock for six (6) or more quarterly periods (whether or not consecutive), a preferred dividend default will exist, and the holders of the Series E Preferred Stock, voting together as a class with all other classes or series of our Parity Stock which are entitled to similar voting rights (“parity shares”), will be entitled to vote at the next annual meeting of our stockholders and at each subsequent meeting for the election of two (2) additional directors to serve on our board of directors. Notwithstanding the preceding, if, prior to the election of any additional directors in the manner described in this paragraph, all accumulated dividends are paid on the Series E Preferred Stock and all other parity shares, no such additional directors will be so elected. Any such additional directors so elected will serve until all unpaid cumulative dividends on the Series E Preferred Stock and all other parity shares have been paid or declared and set apart for payment. Upon such election, the size of our board of directors will be increased by two (2) directors. If and when all such accumulated dividends shall have been paid on the Series E Preferred Stock and all other parity shares, the term of office of each of the additional directors so elected will terminate and the size of our board of directors will be reduced accordingly. So long as the relevant dividend default continues, any vacancy in the office of additional directors elected under this paragraph may be filled by written consent of the other additional director who remains in office, or if no additional director remains in office, by a vote of the holders of a majority of the outstanding Series E Preferred Stock and all other parity shares (voting as a single class). Each of the directors elected as described in this paragraph will be entitled to one vote on any matter.

Holders of Series E Preferred Stock are not entitled to vote with respect to the authorization or issue of, or any increase in the authorized amount of, any class or series of our Parity Stock or Junior Stock. We may, from time to time, without notice to or consent of the holders of Series E Preferred Stock, issue additional shares of Series E Preferred Stock.

The voting provisions will not apply with respect to shares of Series E Preferred Stock if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, (i) all outstanding Series E Preferred Shares are subject to the Company Conversion Option upon proper notice and sufficient Common Stock (or if we have elected to make the settlement in cash, sufficient funds) shall have been deposited in trust with the Transfer Agent to effect such Company Conversion Option, or (ii) a notice of redemption shall have been issued and funds sufficient to pay the redemption price, including accumulated and unpaid dividends, for all of such shares of Series E Preferred Stock called for redemption have been set aside for payment.

In any matter in which the Series E Preferred Stock may vote (as expressly provided in our restated certificate of incorporation, the certificate of designation for the Series E Preferred Stock or as may be required by law), holders of Series E Preferred Stock are entitled to one vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series E Preferred Stock as a single class on any matter, then the Series E Preferred Stock and such other series of Preferred Stock shall have with respect to such matters one (1) vote per $50.00 of stated liquidation preference. In situations where the Series E Preferred Stock votes with any other series of Preferred Stock, including Series B Preferred Stock, which has a stated liquidation preference of $50.00 per share, and assuming a stated liquidation preference of the Series E Preferred Stock of $10.00, then each share of the Series E Preferred Stock would be entitled to 0.2 votes.

The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series E Preferred Stock voting as a single class, is required to amend, alter or repeal the provisions of our restated certificate of incorporation, whether by merger, consolidation, transfer or conveyance of substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock. The following shall not be deemed to materially and adversely affect the rights, preferences or voting powers of the holders of Series E Preferred Stock:

•

any filing with the Delaware Secretary of State by the Company, including in connection with a merger, consolidation or otherwise, in which (1) we are the surviving entity and the Series E Preferred Stock remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series E Preferred Stock for other preferred equity or shares having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series E Preferred Stock (except for changes that do not materially and adversely affect the Series E Preferred Stock); or (3) upon effectiveness of such merger, consolidation or other transaction giving rise to the filing (and if such effectiveness occurs before April 10, 2018, a “Change of Control” (as defined below) shall have occurred on or prior to such effectiveness), the holders of Series E Preferred Stock will be entitled to receive in exchange for their Series E Preferred Stock without further action by such holder cash consideration equal to the 100% of the liquidation preference of the Series E Preferred Stock plus accumulated and unpaid dividends (including additional dividends, if any) to, but not including, the date of such effectiveness and funds sufficient to pay the such amount for all shares of Series E Preferred Stock will be set aside for payment.

A “Change of Control” shall be deemed to have occurred at such time after the original issuance of the Series E Preferred Stock when each of the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Company entitling that person to exercise more than 50% of the total voting power of all stock of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT, or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE MKT or NASDAQ.

Optional Redemption

We may not redeem the Series E Preferred Stock prior to April 10, 2018. At any time or from time to time on or after April 10, 2018 we may, at our option, redeem the Series E Preferred Stock, in whole or in part, upon not less than 30 nor more than 60 days’ notice, out of funds legally available therefor, at a redemption price equal to the $10.00 liquidation preference per share of the Series E Preferred Stock plus an amount equal to accumulated and unpaid dividends (whether or not declared), if any, to, but excluding, the redemption date unless the redemption date is after a record date and prior to the corresponding Dividend Payment Date, in which case no amount for such accumulated and unpaid dividend will be paid upon redemption and such accumulated and unpaid dividend will be paid to the holder of record (the “Company Redemption Option”). If less than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the Corporation shall select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible). If we have duly given notice, and so long as funds sufficient to pay the redemption price for all of the Series E Preferred Stock called for redemption have been set aside for payment, from and after the redemption date, dividends on the Series E Preferred Stock called for redemption shall cease to accrue and such Series E Preferred Stock called for redemption shall no longer be deemed outstanding, and all rights of the holders thereof shall cease other than the right to receive the redemption price, without interest.

Series E Preferred Stock Conversion Rights

A holder may, at its option, convert all or any portion of such holder’s outstanding Series E Preferred Stock (unless we have provided or provide irrevocable notice of our election to redeem the Series E Preferred Stock as described under “—Optional Redemption” in which case such holder will only have the right with respect to the shares of Series E Preferred Stock not called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares of Series E Preferred Stock subject to default in payment)) currently at a conversion rate of 5 shares of Common Stock per $10.00 liquidation preference (the “conversion rate”), which is equivalent to a conversion price of approximately $2.00 per share of Common Stock (subject to adjustment in certain events). Upon conversion, we will have the right to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of our Common Stock, as described below under “— Conversion Procedures — Settlement Upon Conversion.”

We will not issue fractional shares of Common Stock upon conversion of Series E Preferred Stock. If any fractional share of the Series E Preferred Stock would be issuable to a participating holder upon the exchange of its shares of the Series B Preferred Stock, the number of shares of Series E Preferred Stock to be issued to such participating holder will be rounded down to the nearest whole number.

A holder of Series E Preferred Stock is not entitled to all rights of a holder of Common Stock until that holder has converted its Series E Preferred Stock, and only to the extent the shares of Series E Preferred Stock are deemed to have been converted into shares of Common Stock under our certificate of designation for the Series E Preferred Stock.

Recapitalizations, Reclassifications and Changes in Our Common Stock

In the event of any:

•	reclassification or change of our Common Stock;

•	consolidation or merger involving our company; or

•	sale or conveyance to another person or entity of all or substantially all of our property and assets;

in each case in which holders of our Common Stock would be entitled to receive shares, other securities, other property, assets or cash for their Common Stock, upon conversion of a holder’s Series E Preferred Stock, such preferred holder will be entitled to receive the same type of consideration which such preferred holder would have been entitled to receive if such preferred holder had converted its Series E Preferred Stock into our Common Stock immediately prior to any of these events. In the event holders of our Common Stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby the holders of our Series E Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of our Series E Preferred Stock, treated as a single class, shall be convertible from and after the effective date of the transaction. This provision does not limit the rights of holders in the event of a Fundamental Change (as defined below under “— Conversion Rate Adjustments — Adjustment to Conversion Rate Upon a Fundamental Change”). The determination: (i) will be made by holders representing a majority of shares of our Series E Preferred Stock participating in such determination, (ii) will be subject to any limitations to which all of the holders of our Common Stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of: (a) the deadline for elections to be made by holders of our Common Stock, and (b) two Trading Days prior to the anticipated effective date of such transaction.

Company Conversion Option

On or after the Issue Date, we may, at our option, cause the Series E Preferred Stock to be automatically converted into that number of shares of Common Stock that are issuable at the then-prevailing conversion rate (as adjusted) (the “Company Conversion Option”). We may exercise our Company Conversion Option only if the closing price of our Common Stock equals or exceeds 150% of the then prevailing conversion price of the Series E Preferred Stock for at least twenty (20) trading days in a period of thirty (30) consecutive trading days, ending on the trading day immediately prior to our issuance of a press release announcing the exercise of our Company Conversion Option as described below.

To exercise our Company Conversion Option described above, we must issue a press release for publication through the Dow Jones News Service or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first trading day following any date on which the conditions described in the preceding paragraph are met, announcing such conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series E Preferred Stock (not more than four (4) trading days after the date of the press release) of the exercise of our Company Conversion Option announcing our intention to convert the Series E Preferred Stock. The conversion date will be a date selected by us (which we will refer to as the “Company Conversion Option Date”) and will be no more than five (5) days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of the exercise of our Company Conversion Option will state, as appropriate:

•	the Company Conversion Option Date;

•	the number of shares of Common Stock to be issued upon conversion of each share of our Series E Preferred Stock;

•	the number of shares of Series E Preferred Stock to be converted; and

•	that dividends on the Series E Preferred Stock to be converted will cease to accumulate on the Company Conversion Option Date.

In addition to the Company Conversion Option provision described above, if there are fewer than 50,000 shares of Series E Preferred Stock outstanding, we may, at any time on or after the Issue Date, at our option, cause the Series E Preferred Stock to be automatically converted into that number of shares of Common Stock equal to $10.00 (the liquidation preference per share of Series E Preferred Stock) divided by the lesser of the then prevailing conversion price and the market value of our Common Stock for the five (5) trading day period ending on the second trading day immediately prior to the Company Conversion Option Date. The provisions of the immediately preceding two (2) paragraphs shall apply to any Company Conversion Option described in this paragraph; provided, however, that with respect to such Company Conversion Option (1) the Company Conversion Option Date will not be fewer than fifteen (15) days nor more than thirty (30) days after the date on which we issue a press release announcing such Company Conversion Option and (2) the press release and notice of such Company Conversion Option will not state the number of shares of Common Stock to be issued upon conversion of each share of Series E Preferred Stock.

We may choose to deliver the conversion value in connection with a Company Conversion Option to investors in cash (subject to legally available funds), shares of Common Stock, or a combination of cash and Common Stock.

Conversion Procedures

General

A holder of our Series E Preferred Stock may convert any or all of such shares by surrendering to us at our principal office or at the office of our transfer agent, as may be designated by our board of directors, the certificate or certificates for the Series E Preferred Stock to be converted accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus and specifying the name or names in which the holder wishes the certificate or certificates for the Common Stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of Common Stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of the Series E Preferred Stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holder of the Series E Preferred Stock being converted, or the holder’s transferee, will be entitled and (b) if less than the full number of Series E Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series E Preferred Stock to be converted (the “conversion date”) so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive the conversion value (as defined under “— Settlement upon Conversion”), and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

In lieu of the foregoing procedures, if the Series E Preferred Stock is held in global form, holders must comply with the procedures of The Depository Trust Company (“DTC”) to convert their Series E Preferred Stock.

A holder of Series E Preferred Stock is not entitled to all rights of a holder of shares of Common Stock until such holder has converted its Series E Preferred Stock into Common Stock.

In case any shares of Series E Preferred Stock are to be converted pursuant to our Company Conversion Option, a holder’s right to voluntarily convert those shares of Series E Preferred Stock will terminate if we have not received such holder’s conversion notice prior to 5:00 p.m., New York City time, on the trading day immediately preceding the date fixed for conversion pursuant to our Company Conversion Option.

In connection with the conversion of any Series E Preferred Stock, no fractional shares of Common Stock will be issued. If more than one share of our Series E Preferred Stock will be surrendered for conversion by the same holder at the same time, the number of shares of Common Stock issuable on conversion of those shares of Series E Preferred Stock will be computed on the basis of the total number of Series E Preferred Stock so surrendered.

We will at all times reserve and keep available, free from preemptive rights out of our authorized but unissued shares or treasury shares, for issuance upon the conversion of Series E Preferred Stock, a number of our authorized but unissued shares of Common Stock that will from time to time be sufficient to permit the conversion of all outstanding Series E Preferred Stock.

Before the delivery of any securities that we will be obligated to deliver upon conversion of the Series E Preferred Stock, we will comply with all applicable federal and state laws and regulations that require action to be taken by us. All shares of Common Stock delivered upon conversion of the Series E Preferred Stock will upon delivery be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

If a holder of Series E Preferred Stock has exercised its right to require us to repurchase shares of Series E Preferred Stock as described under “— Purchase of Series E Preferred Stock Upon a Fundamental Change,” such holder’s conversion rights with respect to the Series E Preferred Stock so subject to repurchase will expire if we have not received such holder’s conversion notice prior to 5:00 p.m., New York City time, on the trading day immediately preceding the repurchase date, unless we default on the payment of the purchase price. If a holder of Series E Preferred Stock has submitted any such share for repurchase, such share may be converted only if such holder submits a notice of withdrawal or complies with applicable DTC procedures.

In the event that we exercise our redemption right as described below under “— Optional Redemption”, a holder’s conversion rights with respect to the Series E Preferred Stock so subject to repurchase will expire if we have not received such holder’s conversion notice prior to 5:00 p.m., New York City time, on the trading day immediately preceding the repurchase date, unless we default on the payment of the purchase price.

Settlement Upon Conversion

Pursuant to the procedures described below, upon a conversion, we will have the right to deliver the conversion value in lieu of our Common Stock, in cash (subject to the existence of legally available funds) or a combination of cash and shares of our Common Stock. “Conversion value” means an amount equal to the product of the applicable conversion rate (as adjusted) multiplied by the arithmetic average of the closing sale prices of our shares of Common Stock during the cash settlement averaging period (as defined below).

We can elect at any time to obligate ourselves to satisfy solely in cash the portion of the conversion value that is equal to 100% of the liquidation preference amount of the Series E Preferred Stock, with any remaining amount of the conversion value to be satisfied in cash, Common Stock or a combination of cash and Common Stock, at our election. If we elect to do so with respect to the liquidation preference amount, we will notify holders at any time that we intend to settle in cash the portion of the conversion value that is equal to the liquidation preference amount of the Series E Preferred Stock (referred to as the “liquidation preference conversion settlement election”). This notification, once provided to holders, will be irrevocable and will apply to future conversions of the Series E Preferred Stock.

Except to the extent we make a liquidation preference conversion settlement election, we will not be required to notify holders of our method for settling our conversion obligation relating to the conversion value or, if we have made a liquidation preference conversion settlement election, the excess of our conversion obligation relating to the portion of the conversion value above the liquidation preference amount, if any, until the Series E Preferred Stock is submitted for conversion.

If we receive a holder’s conversion notice, the following procedures will apply:

•	Settlement of our conversion obligation that is equal to 100% of the liquidation preference amount of the Series E Preferred Stock will be according to the liquidation preference conversion settlement election, if any, already made.

•	Any portion of the conversion value which we have not decided to settle in cash will be settled in shares of our Common Stock. We will notify any holders of Series E Preferred Stock exercising a conversion right, at any time on the date that is three (3) trading days following receipt of the holder’s conversion notice (the “settlement notice period”), if we choose to settle any portion of our conversion obligation in whole or in part in cash or, if we have made a liquidation preference conversion settlement election, if we choose to settle the excess conversion value, in whole or in part, in cash. If we elect to settle the conversion value in a combination of cash and shares of Common Stock, we will specify the percentage of the conversion value relating to the Series E Preferred Stock surrendered for conversion that we will pay in cash. We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle the conversion value, except to the extent we have made a liquidation preference conversion settlement election, arising on different trading days in the same manner. That is, we may choose on one trading day to settle in shares of Common Stock only and choose on another trading day to settle in cash or a combination of shares of Common Stock and cash.

•	Settlement of a conversion solely in shares of Common Stock will occur as soon as practicable, but in any event not more than three (3) trading days following receipt of the holder’s conversion notice.

•	If we timely elect to pay cash for any portion of the conversion value, the holder may retract the conversion notice at any time during the two (2) trading day period beginning on the trading day after the final day of the settlement notice period (the “conversion retraction period”); no such retraction may be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of Common Stock or if we have previously made a liquidation preference conversion settlement election.

•	Settlement of any portion of the conversion value, including the portion of the conversion value that is equal to 100% of the liquidation preference amount or the excess conversion value, in cash or in a combination of cash and shares of Common Stock will occur on the third trading day following the final day of the cash settlement averaging period. The “cash settlement averaging period” shall mean the 20-trading day period beginning on the trading day following the final trading day of the conversion retraction period.

Settlement amounts will be computed as follows:

1. If we elect to satisfy a conversion, including the conversion value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in shares of Common Stock, we will deliver to the holder, for each Series E Preferred Stock, a number of shares of Common Stock equal to the conversion rate (as adjusted).

2. If we elect to satisfy a conversion, including the conversion value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in cash, we will deliver to the holder, for each Series E Preferred Stock, cash in an amount equal to the product of the conversion rate (as adjusted) multiplied by the arithmetic average of the closing sale prices of our Common Stock during the cash settlement averaging period.

3. If we elect to satisfy the conversion obligation, including the conversion value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, in a combination of cash and shares of Common Stock, we will deliver to the holder, for each share of Series E Preferred Stock:

(a) a cash amount (the “cash amount”) equal to the sum of:

•	the product of $10.00 multiplied by the percentage of the liquidation preference amount to be satisfied in cash; plus

•	if greater than zero, the product of (i) the amount of cash that would be paid pursuant to paragraph 2 above minus $10.00 and (ii) the percentage of the excess conversion obligation above the liquidation preference amount to be satisfied in cash;

and

(b) a number of shares of Common Stock equal to the difference between:

•	the number of shares of Common Stock that would be issued pursuant to paragraph number 1 above; minus

•	the number of shares of Common Stock equal to the quotient of (i) the cash amount divided by (ii) the arithmetic average of the closing sale prices of our Common Stock during the cash settlement averaging period.

If any trading day during a cash settlement averaging period is not an undisrupted trading day, then determination of the price for that day will be delayed until the next undisrupted trading day on which a pricing is not otherwise observed; that is, such day will not count as one of the twenty (20) trading days that constitute the cash settlement averaging period. If this would result in a price being observed later than the eighth trading day after the last of the original twenty (20) trading days in the cash settlement averaging period, then our board of directors will determine all prices for all delayed and undetermined prices on that eighth trading day based on its good faith estimate of the shares of Common Stock’s value on that date.

An “undisrupted trading day” means a trading day on which our shares of Common Stock do not experience any of the following during the one hour period ending at the conclusion of the regular trading day:

•	any suspension of or limitation imposed on the trading of our shares of Common Stock on any national or regional securities exchange or association or over-the-counter market;

•	any event (other than an event listed in the third bullet below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for shares of our Common Stock on any relevant national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to the our Common Stock on any relevant national or regional securities exchange or association or over-the-counter market; or

•	any relevant national or regional securities exchange or association or over-the-counter market on which shares of our Common Stock trade closes on any exchange trading day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such trading day, if, in the case of the first and second bullet point above, our board of directors determines that the effect of such suspension, limitation, disruption or impairment is material.

Payment of Dividends Upon Conversion

Optional Conversion

General. If a holder of Series E Preferred Stock exercises conversion rights, upon delivery of the Series E Preferred Stock for conversion, those Series E Preferred Stock will cease to accumulate dividends as of the end of the day immediately preceding the conversion date and the holder will not receive any cash payment representing accumulated and unpaid dividends on the Series E Preferred Stock, except in those limited circumstances discussed below. Except as provided below, we will make no payment for accumulated and unpaid dividends, whether or not in arrears, on Series E Preferred Stock, converted at a holder’s election, or for dividends on the shares of Common Stock issued upon such conversion.

Conversion On or Before Record Date. If we receive a conversion notice before the close of business on a record date, the holder will not be entitled to receive any portion of the dividend payable on such converted shares on the corresponding Dividend Payment Date.

Conversion After Record Date and Prior to Payment Date. If we receive a conversion notice after the record date but prior to the corresponding Dividend Payment Date, the holder on the record date will receive on that Dividend Payment Date accumulated dividends on its Series E Preferred Stock, notwithstanding the conversion of that Series E Preferred Stock prior to that Dividend Payment Date, because that holder will have been the holder of record on the corresponding record date. However, at the time that such holder surrenders Series E Preferred Stock for conversion, the holder must pay to us an amount equal to the dividend that has accumulated and that will be paid on the related Dividend Payment Date.

Conversion On or After Payment Date. A holder of Series E Preferred Stock on a record date who converts such Series E Preferred Stock into shares of Common Stock on or after the corresponding Dividend Payment Date will be entitled to receive the dividend payable on such Series E Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of the Series E Preferred Stock.

Dividends on Common Stock Issued Upon Conversion. If we receive a conversion notice on or before the close of business on a record date, or following such record date but before the Dividend Payment Date therefor, and the settlement date for any shares of Common Stock to be issued upon such conversion is after the close of business on the record date for the payment of dividends for the corresponding period on such Common Stock, such holder will be entitled to receive such common share dividends upon the next payment date of dividends on our Common Stock as if the holder were the holder of such Common Stock on such record date.

Company Conversion Option

General. If we call the Series E Preferred Stock pursuant to our Company Conversion Option, whether prior to, on or after the record date for the current period, all accumulated and unpaid dividends, including any additional dividends, which are in arrears as of the Company Conversion Option Date will be payable to the holder of the converted shares.

Conversion Before Record Date. If we exercise our Company Conversion Option and the effective date of the conversion of the Series E Preferred Stock is a date that is prior to the close of business on any record date, the holder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

Conversion On or After Record Date and Prior to Payment Date. If we exercise our Company Conversion Option and the effective date of the conversion of the Series E Preferred Stock is a date that is on, or after the close of business on, any record date and prior the close of business on the corresponding Dividend Payment Date, all dividends, including accumulated and unpaid dividends, whether or not in arrears, with respect to the Series E Preferred Stock called for a conversion on such date, will be payable on such Dividend Payment Date to the record holder of such shares on such record date.

Conversion Rate Adjustments

General

We will adjust the conversion rate if any of the following events occur:

1. We issue shares of our Common Stock as a dividend or distribution to all or substantially all holders of our Common Stock;

2. We subdivide, combine or reclassify our Common Stocks;

3. We distribute, to all or substantially all holders of our Common Stock, certain rights or warrants to subscribe for or purchase, for a period expiring within sixty (60) days, shares of our Common Stock, or securities convertible into or exchangeable or exercisable for shares of our Common Stock, at less than the closing sale price of our Common Stock on the trading day immediately preceding the date of the announcement of such distribution, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

4. We distribute, to all or substantially all holders of our Common Stock, shares of our capital stock or evidence of our indebtedness or assets, including securities, but excluding:

•	dividends or distributions referred to in 1 above;

•	rights or warrants referred to in 3 above;

•	dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration described below; and

•	cash dividends or distributions referred to in 6 below;

5. We distribute, to all or substantially all holders of our Common Stock, capital shares of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital shares so distributed relative to the market value of our Common Stock, in each case over a measurement period following the distribution;

6. We pay any cash dividend or distribution during any quarterly fiscal period to all or substantially all holders of our Common Stock. The conversion rate will be adjusted based on the following formula:

CR(1) =	CR(0) × [SP/(SP — DI)]

where,

CR(0) =	the conversion rate in effect immediately prior to the record date for such distribution

CR(1) =	the conversion rate in effect immediately after the record date for such distribution

SP =	the average of the closing sale price per share of Common Stock over the averaging period for the ten (10) consecutive trading days prior to the trading day immediately preceding the earlier of the record date or the ex-dividend date of such cash dividend or distribution

DI =	the amount in cash per share we distribute to holders of our Common Stock

7. We, one of our subsidiaries or our employee benefit plans for shares of our Common Stock make purchases of our Common Stock pursuant to a tender offer or exchange offer that involves an aggregate consideration that exceeds ten percent (10%) of the appropriate market value of our Common Stock on the expiration of such tender offer or exchange offer.

To the extent we have a rights plan in effect upon conversion of the Series E Preferred Stock into Common Stock, the holder will receive (except to the extent we settle our conversion obligations in cash), in addition to the Common Stock, the rights under the rights plan unless the rights have separated from the Common Stock prior to the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution referred to in 4 above (without regard to any of the exceptions there).

To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least twenty (20) days if our board of directors determines that such an increase would be in our best interests. Any such determination by our board of directors will be conclusive. We will give holders at least fifteen (15) trading days’ notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Common Stock resulting from any distribution of Common Stock or similar event.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent (1%) in the conversion rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent (1%) will be carried forward and taken into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the Series E Preferred Stock. Except as described above in this section, we will not adjust the conversion rate for any issuance of our Common Stock or any securities convertible into or exchangeable or exercisable for our Common Stock or rights to purchase our Common Stock or such convertible, exchangeable or exercisable securities.

Purchase of Series E Preferred Stock Upon a Fundamental Change

In the event of a “fundamental change” as described below, a holder will have the right, subject to legally available funds, to require us to purchase for cash all (or any part thereof in whole shares) of such holder’s

Series E Preferred Stock at a purchase price equal to 100% of the liquidation preference of the Series E Preferred Stock to be purchased plus accumulated and unpaid dividends (including additional dividends, if any) to, but not including, the fundamental change purchase date.

On or before the tenth trading day after the occurrence of a fundamental change, we will provide to all holders of Series E Preferred Stock and the transfer agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state:

•	the events constituting the fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the purchase price;

•	the purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustment to the conversion rate that will result from the fundamental change;

•	that Series E Preferred Stock with respect to which a purchase notice is given by the holder may be converted, only if the purchase notice has been properly withdrawn; and

•	the procedures that a holder must follow to exercise the purchase rights.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as we may use at that time and publish such information on our corporate website.

To exercise the purchase right, a holder must deliver, on or before the twentieth trading day after the date of our notice of a fundamental change (subject to extension to comply with applicable law), the Series E Preferred Stock to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Series E Preferred Stock duly completed, to the paying agent. The purchase notice must state:

•	the relevant purchase date;

•	the portion of the liquidation preference of Series E Preferred Stock to be purchased, in integral multiples of $10.00; and

•	that the Series E Preferred Stock is to be purchased by us pursuant to the applicable provisions of the Series E Preferred Stock.

If the Series E Preferred Stock is not in certificated form, a holder’s purchase notice must comply with applicable DTC procedures.

A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the trading day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the liquidation preference of the withdrawn Series E Preferred Stock, in integral multiples of $10.00;

•	if certificates representing Series E Preferred Stock have been issued, the certificate numbers of the withdrawn Series E Preferred Stock; and

•	the liquidation preference, if any, which remains subject to the purchase notice.

If the Series E Preferred Stock is not in certificated form, a holder’s notice of withdrawal must comply with applicable DTC procedures.

We will be required to purchase the Series E Preferred Stock no later than 35 trading days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. A holder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the Series E Preferred Stock. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the Series E Preferred Stock on the trading day following the fundamental change purchase date, then:

•	the Series E Preferred Stock will cease to be outstanding and dividends (including additional dividends, if any) will cease to accumulate (whether or not book-entry transfer of the Series E Preferred Stock is made or whether or not the Series E Preferred Stock certificate is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the Series E Preferred Stock).

A “fundamental change” will be deemed to have occurred if any of the following occurs:

1. We consolidate with or merge with or into any person or convey, transfer, sell or otherwise dispose of or lease all or substantially all of our assets to any person, or any person consolidates with or merges into or with us, in any such event pursuant to a transaction in which our outstanding voting shares are changed into or exchanged for cash, securities or other property, other than (a) any such transaction where our outstanding voting shares are not changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of formation), or (b) where (i) our outstanding voting shares are changed into or exchanged for cash, securities and other property (other than equity interests of the surviving person) and (ii) our shareholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving person; or

2. We are liquidated or dissolved or adopt a plan of liquidation or dissolution.

However, notwithstanding the foregoing, a fundamental change will not be deemed to have occurred if:

in the case of a merger or consolidation described in clause 1 above, at least 90% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq Global Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the Series E Preferred Stock becomes convertible solely into such common stock, excluding cash payments for fractional shares.

For purposes of the foregoing, “voting shares” means shares of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation (irrespective of whether or not at the time shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of Delaware, which govern the Series E Preferred Stock, and our formation. Accordingly, a holder’s ability to require us to repurchase our Series E Preferred Stock as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

In connection with a fundamental change purchase, we will comply with all U.S. federal and state securities laws in connection with any offer by us to purchase the Series E Preferred Stock.

This fundamental change purchase feature may make more difficult or discourage a party from taking over our company and removing incumbent management. However, we are not aware of any specific effort to accumulate our capital shares with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between our company and the initial purchasers.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder of Series E Preferred Stock. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, and to satisfy our obligation to purchase the Series E Preferred Stock upon a fundamental change.

Our ability to purchase Series E Preferred Stock upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, we may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the Series E Preferred Stock tendered by holders. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require us to purchase such debt upon the occurrence of events similar to a fundamental change. In addition, our ability to repurchase Series E Preferred Stock for cash is subject to legally available funds and may be limited by restrictions on our ability to obtain the requisite cash.

We will not be required to make an offer to purchase the Series E Preferred Stock upon a fundamental change if a third party (1) makes an offer to purchase the Series E Preferred Stock in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by us to purchase Series E Preferred Stock upon a fundamental change and (2) purchases all of the Series E Preferred Stock validly delivered and not withdrawn under such offer to purchase Series E Preferred Stock.

Notices

When we are required to give notice to holders of our Series E Preferred Stock by issuing a press release, rather than directly to holders, we will do so in a public medium that is customary for such press release. In such cases, however, publication of a press release through the Dow Jones News Service or Bloomberg Business News will be considered sufficient to comply with such notice obligation.

When we are required to give notice to holders of our Series E Preferred Stock within a specified number of trading days prior to a specified event, we will identify such trading days in good faith based on the definition of trading days set forth above. Any notice issued in reliance on such identification will satisfy our obligation with respect to the timing of such notice, notwithstanding any subsequent events that may cause such days to fail to be trading days.

SEC Reports

Whether or not we are required to file reports with the SEC, if any shares of our Series E Preferred Stock are outstanding, we will file with the SEC all such reports and other information as we would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act. See “Where You Can Find More Information.” We will supply each holder of our Series E Preferred Stock, upon request, without cost to such holder, copies of such reports or other information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the Offer to Exchange and the acquisition, ownership, disposition and conversion of our Series E Preferred Stock and any Common Stock received in respect of our Series E Preferred Stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure holders that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of participating in the Offer to Exchange or the U.S. federal income tax consequences of acquiring, owning, disposing of, or converting our Series E Preferred Stock, or the Common Stock received upon conversion.

This discussion is limited to holders who hold the Existing Preferred Stock and will hold the Series E Preferred Stock and Common Stock received in respect thereof as “capital assets” (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate and gift tax considerations), the Medicare tax on net investment income or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, including, but not limited to:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	pension or other employee benefit plans;

•	dealers in securities or foreign currencies or traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and holders of interests therein;

•	former U.S. citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies; and

•	persons that hold our Existing Preferred Stock or that will hold our Series E Preferred Stock or Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Existing Preferred Stock or will hold our Series E Preferred Stock or Common Stock received in respect thereof, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partners in partnerships considering exchanging Existing Preferred Stock for our Series E Preferred Stock pursuant to the Offer to Exchange are urged to consult their own tax advisors about the U.S. federal income tax consequences of such exchange and of acquiring, holding and disposing of the Series E Preferred Stock and the Common Stock received upon conversion of such Series E Preferred Stock.

Holders of our Existing Preferred Stock considering this Offer to Exchange are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to such Holders’ particular situation as well as any tax consequences of the acquisition, ownership, disposition and conversion of our Series E Preferred Stock and our Common Stock received upon conversion under other U.S. federal tax laws or under the laws of any state, local or foreign jurisdiction or under any applicable income tax treaty.

Consequences to U.S. Holders

A “U.S. Holder” is a beneficial owner of Existing Preferred Stock, Series E Preferred Stock or Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Tax Consequences of Participating in the Exchange Offers

The company intends to take the position that the exchange of Existing Preferred Stock for Series E Preferred Stock is a tax-free recapitalization. Assuming such treatment is respected, a U.S. Holder who exchanges Existing Preferred Stock for Series E Preferred Stock should not recognize gain or loss for U.S. federal income tax purposes. The U.S. Holder’s adjusted tax basis and holding period in the Series E Preferred Stock received generally should equal the U.S. Holder’s adjusted tax basis and holding period in the Existing Preferred Stock exchanged therefor.

Notwithstanding the Company’s intention to treat the exchange of Existing Preferred Stock for Series E Preferred Stock as a tax-free recapitalization, no assurance can be given that the IRS will not challenge such characterization. While the receipt of preferred stock in transactions such as the exchanges contemplated by the Offer to Exchange ordinarily would not result in a taxable transaction for federal income tax purposes, if the Series E Preferred Stock issued in the exchange is treated as “nonqualified preferred stock,” an exchanging holder generally will be required to recognize gain (unless the stock surrendered in the exchange is also non-qualified preferred stock) but not loss. The term “nonqualified preferred stock” is defined as preferred stock which contains certain features, one of which is the right of the issuer (or a related person) to redeem or purchase the stock within 20 years of the date of issue of such stock. Such a redemption right will cause preferred stock to be treated as nonqualified preferred stock only if, as of the issue date of such preferred stock, it is more likely than not that such right will be exercised. However, there is a lack of available guidance regarding how this provision should be applied.

Under the terms of the Series E Preferred Stock, the Company has the right to redeem the Series E Preferred Stock at a redemption price equal to the liquidation preference per share plus, in certain circumstances, accumulated and unpaid dividends, at any time on or after April 10, 2018. The Series C Preferred Stock and the Series D Preferred Stock have similar redemption rights but the Series B Preferred Stock does not contain such an optional redemption right. The company intends to take the position that the Series E Preferred Stock is not nonqualified preferred stock because, as of its issue date, it is not more likely than not that it will exercise its redemption right. It is possible that the IRS would not agree with this position and could assert that the Series E Preferred Stock should be treated as nonqualified preferred stock. If the IRS successfully asserted that the

Series E Preferred Stock is nonqualified preferred stock, the exchange by a U.S. Holder of Existing Preferred Stock for Series E Preferred Stock would be treated as a taxable exchange on which the holder may recognize gain (unless the stock surrendered in the exchange is also nonqualified preferred stock), but not loss.

The remainder of this discussion assumes that the exchange of Existing Preferred Stock for Series E Preferred Stock will be treated as a tax-free recapitalization. However, such position is not free from doubt and U.S. Holders are encouraged to consult their own tax advisors regarding the possibility that the exchanges of Existing Preferred Stock for Series E Preferred Stock could be recharacterized as taxable exchanges.

Ownership and Disposition of the Series E Preferred Stock and Common Stock

Distributions on Series E Preferred Stock and Common Stock

We do not expect to make distributions on our Common Stock for the foreseeable future. However, cash distributions with respect to our Series E Preferred Stock or Common Stock, if any, generally will be characterized as dividends when paid, to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series E Preferred Stock or Common Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such Series E Preferred Stock or Common Stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. Holder has held such Series E Preferred Stock or Common Stock, as the case may be, for more than one year as of the time of the distribution. We do not currently have accumulated earnings and profits and do not expect to have any current earnings and profits in 2015. We may not have sufficient current earnings and profits during future tax years for any distributions on our Series E Preferred Stock or Common Stock to qualify as dividends for U.S. federal income tax purposes. If a distribution on our Series E Preferred Stock or Common Stock fails to qualify as a dividend, U.S. corporate holders would be unable to use the dividends received deduction discussed below.

Subject to certain exceptions for short-term and hedged positions, dividends received by individual holders of our Series E Preferred Stock or Common Stock generally will be subject to a reduced U.S. federal income tax rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Subject to similar exceptions for short-term and hedged positions, distributions on our Series E Preferred Stock and Common Stock constituting dividends paid out of earnings and profits to U.S. Holders that are corporations generally will qualify for the dividends received deduction.

In certain cases, a U.S. Holder may be treated as having received an “extraordinary dividend,” within the meaning of Section 1059 of the Code. U.S. Holders that are U.S. corporations that receive an “extraordinary dividend” in respect of our Series E Preferred Stock or Common Stock generally would be required to reduce their basis in our Series E Preferred Stock or Common Stock (but not below zero) by the portion of the dividend that is not taxed because of the dividends received deduction. To the extent the non-taxed portion of such dividend exceeds the corporate U.S. Holder’s stock basis, such U.S. Holder must treat such excess as gain from the sale or exchange of our Series E Preferred Stock or Common Stock for the taxable year in which such dividend is received. Non-corporate U.S. Holders who receive an “extraordinary dividend” would be required to treat any losses on the sale of Series E Preferred Stock as long-term capital losses to the extent of dividends received by them that qualify for the reduced rate of tax.

Common Stock Distributions on our Series E Preferred Stock

If we pay a distribution on Series E Preferred Stock in the form of our Common Stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “—Distributions on Series E Preferred Stock and Common Stock.” The amount of such distribution will equal the fair market value of the Common Stock on the distribution date. A U.S. Holder’s tax basis in such Common Stock will equal the fair market value of such Common Stock on the distribution date, and its holding period for such Common Stock will begin on the day following the distribution date.

Adjustment of Conversion Rate

The conversion rate at which our Series E Preferred Stock is converted to shares of Common Stock is subject to adjustments in certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. Holder of our Series E Preferred Stock as having received a constructive distribution includable in such U.S. Holder’s income in the manner described under “Distributions on Series E Preferred Stock and Common Stock,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of the U.S. Holder in our earnings and profits. Thus, under certain circumstances, a U.S. Holder may recognize income in the event of a constructive distribution even though the U.S. Holder may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our Series E Preferred Stock generally will not be considered a constructive distribution.

Sale, Exchange, Redemption or Other Disposition

A U.S. Holder generally will recognize capital gain or loss on a sale, exchange, redemption (except as discussed below) or other disposition of our Series E Preferred Stock or our Common Stock equal to the difference between the amount realized upon the disposition (not including any redemption proceeds attributable to any declared but unpaid dividends, which will be taxable as described above to U.S. Holders of record that have not previously included such dividends in income) and the U.S. Holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals generally are subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors to determine the deductibility of capital losses, if any.

A payment made in redemption of Series E Preferred Stock may be treated for U.S. federal income tax purposes as a distribution, rather than as payment pursuant to a sale or exchange of our Series E Preferred Stock, unless the redemption, under rules set forth in Section 302(b) of the Code: (1) is “not essentially equivalent to a dividend” with respect to a U.S. Holder; (2) is a “substantially disproportionate” redemption with respect to a U.S. Holder; (3) results in a “complete redemption” of a U.S. Holder’s stock interest in the Company; or (4) is a redemption of stock held by a non-corporate U.S. Holder which results in a “partial liquidation” of the Company. In determining whether any of the tests described above has been met, a U.S. Holder must take into account not only shares of our Existing Preferred Stock, Series E Preferred Stock and our Common Stock that the U.S. Holder actually owns, but also shares that the U.S. Holder constructively owns within the meaning of Section 318 of the Code.

Each U.S. Holder of our Series E Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of our Series E Preferred Stock will be treated for U.S. federal income tax purposes as a distribution or as payment in exchange for such Series E Preferred Stock. If the redemption payment is treated as a distribution, the rules discussed above in “Distributions on Series E Preferred Stock and Common Stock” will apply, and a U.S. Holder should consult its tax advisor regarding the consequences of the redemption, including the consequences if we have no current and accumulated earnings and profits and the effects on the adjusted tax basis in the U.S. Holder’s remaining Series E Preferred Stock. If the redemption is treated as a sale or exchange of our Series E Preferred Stock, the rules discussed in the first paragraph of this section, “Sale, Exchange, Redemption or Other Disposition” will apply.

Conversion of Series E Preferred Stock

Except as discussed below, a U.S. Holder generally will not recognize (i.e., take into account for U.S. federal income tax purposes) gain or loss upon the conversion of our Series E Preferred Stock solely into

Common Stock. The adjusted tax basis of Common Stock received on conversion generally will equal the U.S. Holder’s adjusted tax basis of its Series E Preferred Stock converted, and the holding period of such Common Stock received on conversion generally will include the period during which the U.S. Holder held its converted Series E Preferred Stock prior to conversion.

If we elect to satisfy our conversion obligation solely in cash, a U.S. Holder generally would be taxed as described above under “Sale, Exchange, Redemption or Other Disposition.”

If we elect to satisfy our conversion obligation in a combination of cash and Common Stock, a U.S. Holder generally would recognize gain, but not loss, equal to the excess, if any, of the fair market value of the Common Stock and cash received over the U.S. Holder’s adjusted tax basis in the Series E Preferred Stock converted, but in no event will the amount of gain recognized exceed the amount of such cash received. In certain circumstances, any such gain may be treated as a dividend to the extent the company has earnings and profits. The aggregate tax basis of the shares of Common Stock received upon a conversion will equal the adjusted tax basis of the Series E Preferred Stock that was converted, reduced by the amount of any cash received and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s holding period for these shares of Common Stock generally will include the period during which the U.S. Holder held its converted Series E Preferred Stock prior to conversion.

Backup Withholding and Information Reporting

Certain U.S. Holders will be subject to information reporting with respect to the payment of dividends on our Series E Preferred Stock or Common Stock and the payment of proceeds on the sale of our Series E Preferred Stock or Common Stock, and backup withholding may apply unless such U.S. Holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis. U.S. Holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of Existing Preferred Stock, Series E Preferred Stock or Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

Tax Consequences of Participating in the Exchange Offer

Assuming our position that an exchange pursuant to the Offer to Exchange is a tax-free transaction is respected, a Non-U.S. Holder generally will not recognize gain or loss on the exchange of Existing Preferred Stock for Series E Preferred Stock. However, under tax rules applicable to certain transactions effected by non-U.S. persons (referred to as the “FIRPTA rules”), such tax-free treatment may not be available to a Non-U.S. Holder whose shares of Existing Preferred Stock constitute “United States real property interests” (or “USRPIs”) by reason of our status as a “United States real property holding corporation” (a “USRPHC”), as described below.

Generally, a corporation is a USRPHC if the fair market value of its USRPIs (which is defined to include oil and gas interests) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Stock in a USRPHC will itself be treated as a USRPI in the hands of a Non-U.S. Holder if: (i) in the case of a class of stock that is considered “regularly traded on an established securities market” (as defined under the FIRPTA rules and referred to herein as “regularly traded”), the Non-U.S. Holder actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the stock, more than 5% of that class of stock (the “5% Regularly Traded Test”), and (ii) in the case of a class of stock that is not considered regularly traded but is convertible into stock that is considered regularly traded, if on any date on which such non regularly traded stock was acquired by the Non-U.S. Holder, the non-regularly traded stock acquired by the Non-U.S. Holder (including all previously acquired stock of the same class) had a fair market value greater than 5% of the regularly traded class of the corporation’s stock into which it is convertible as measured on such date (the “5% Acquisition Test”). A Non-U.S. Holder described in either (i) or (ii), above, is referred to as a “5% holder.”

We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes, and that our Common Stock currently is treated as regularly traded. We believe that our Series C Preferred Stock and the Series D Preferred Stock also should be treated as regularly traded and classification of a Non-U.S. Holder’s shares of Series C Preferred Stock or Series D Preferred Stock as USRPIs would be determined under the 5% Regularly Traded Test, above. We believe that the Series B Preferred Stock will not be treated as regularly traded and classification of a Non-U.S. Holder’s shares of Series B Preferred Stock as USRPIs would be determined under the 5% Acquisition Test, above.

A Non-U.S. Holder whose shares of Existing Preferred Stock constitute USRPIs under the rules described above generally would not be eligible for tax-free treatment unless the Series E Preferred Stock received by the Non-U.S. Holder also was treated as a USRPI and certain other requirements are met, including that the Non-U.S. Holder may be required to file a U.S. federal income tax return and would be required to satisfy certain procedural requirements in accordance with the applicable Treasury Regulations. If our Series E Preferred Stock becomes listed on the New York Stock Exchange, we expect that it will be treated as regularly traded and, in such case, whether a Non-U.S. Holder’s shares of Series E Preferred Stock would be treated as USRPIs would be determined under the 5% Regularly Traded Test.

Non-U.S. Holders that may be considered a 5% holder of Existing Preferred Stock under the 5% Regularly Traded Test or the 5% Acquisition Test, as applicable, are strongly encouraged to consult their tax advisors regarding whether an exchange of their Existing Preferred Stock for Series E Preferred Stock pursuant to the Offer to Exchange would qualify for tax-free treatment under the FIRPTA rules and what additional filing or procedural requirements may apply.

The FIRPTA rules applicable to transactions such as an exchange contemplated by the Offer to Exchange are complicated and certain aspects of their application are unclear in this situation. Non-U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the FIRPTA rules to their particular situation and the possibility that a withholding agent may require additional documentation in order to avoid withholding on the Series E Preferred Stock received in the exchange.

Ownership and Disposition of Series E Preferred Stock and Common Stock

Distributions on Series E Preferred Stock and Common Stock

In general, distributions (including any constructive distributions taxable as dividends) with respect to our Series E Preferred Stock or our Common Stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. Distributions treated as dividends that are effectively connected with the conduct of a trade or business in the United States and, in the case of an applicable income tax treaty, are attributable to a permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Non-U.S. Holders will be required to comply with certain certification requirements (generally by providing an IRS Form W-8ECI) in order for effectively connected income to be exempt from withholding tax or to claim a reduced treaty rate. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also be subject to the U.S. branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable income tax treaty.

Common Stock Distributions on our Series E Preferred Stock

If we make a distribution on our Series E Preferred Stock in the form of our Common Stock, such distribution will be taxable for U.S. federal income tax purposes and subject to withholding taxes in the same manner as distributions described above under “—Distributions on Series E Preferred Stock and Common Stock.” The amount of such distribution will equal the fair market value of the Common Stock on the distribution date. To the extent withholding taxes are imposed on the payment of a Common Stock distribution or deemed distribution, it is possible that such withholding taxes would be withheld from subsequent cash payments to a Non-U.S. Holder on our Series E Preferred Stock or our Common Stock, including cash proceeds from a sale of the Non-U.S. Holder’s Common Stock on the holder’s behalf.

Adjustment of Conversion Rate

As described under “—Consequences to U.S. Holders—Adjustment of Conversion Rate,” any adjustments in the conversion rate that increase a Non-U.S. Holder’s proportionate interest in our earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described above under “Consequences to Non-U.S. Holders—Distributions on Series E Preferred Stock and Common Stock.” Any constructive dividend deemed paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty and the Non-U.S. Holder provides the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form). To the extent withholding taxes are imposed on a constructive dividend, it is possible that such withholding taxes would be withheld from subsequent cash payments to a Non-U.S. Holder on our Series E Preferred Stock or our Common Stock, including cash proceeds from a sale of the Non-U.S. Holder’s Common Stock on the holder’s behalf.

Sale, Exchange, Redemption or Other Disposition

Any gain realized by a Non-U.S. Holder upon a sale, exchange, redemption or other disposition of our Series E Preferred Stock or our Common Stock generally will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, in the case of an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; or

•	we are or have been a USRPHC for U.S. federal income tax purposes.

A Non-U.S. Holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale or other disposition in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a foreign corporation may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain.

A Non-U.S. Holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale or other disposition, which may be offset by certain U.S.-source capital losses.

As described above under “—Tax Consequences of Participating in the Exchange Offers” we believe that we currently are a USRPHC for U.S. federal income tax purposes, and it is likely that we will remain one in the future. In general, gain on the sale or other disposition of stock of a USRPHC that is regularly traded will be subject to U.S. federal income tax only in the case of a Non-U.S. Holder that meets the 5% Regularly Traded Test described in “—Tax Consequences of Participating in an Exchange Offer.” If a non-regularly traded class of stock is convertible into a regularly traded class of stock, gain on the sale of that non-regularly traded stock will be subject to U.S. federal income tax only in the case of a Non-U.S. Holder that meets the 5% Acquisition Test, as described above under “—Tax Consequences of Participating in the Exchange Offers.”

If our Series E Preferred Stock is considered to be regularly traded at any time during the calendar year in which the relevant disposition occurs, then only a Non-U.S. Holder of Series E Preferred Stock that meets the 5% Regularly Traded Test will be subject to U.S. federal income tax on such disposition. If our Series E Preferred Stock is not considered to be regularly traded, but our Common Stock is considered to be regularly traded at any time during the calendar year in which the relevant disposition occurs, then only a Non-U.S. Holder of Series E Preferred Stock that meets the 5% Acquisition Test will be subject to U.S. federal income tax on such disposition.

Similarly, if our Common Stock is considered to be regularly traded at any time during the calendar year in which the relevant disposition occurs, then only a Non-U.S. Holder that meets the 5% Regularly Traded Test with respect to the Common Stock will be subject to U.S. federal income tax on the disposition of such Common Stock.

Any gain recognized by a greater than 5% holder of our Series E Preferred Stock or Common Stock, as the case may be, would be taxed on a net-income basis at the rates generally applicable to U.S. persons, and such holder would be required to file a U.S. federal income tax return with respect to such gain.

Although we believe that our Common Stock currently is treated as regularly traded, we cannot assure you that it will be considered to be regularly traded in the future. If shares of our Series E Preferred Stock become listed on the New York Stock Exchange, we expect that such shares also would be considered regularly traded under these rules. However, we can provide no assurance that the Series E Preferred Stock will be considered regularly traded in 2015 or in any future year. If both our Series E Preferred Stock and our Common Stock are not regularly traded at any time during the taxable year in which the relevant disposition by a Non-U.S. Holder occurs, then regardless of the percentage of our Series E Preferred or Common Stock held by such holder, such holder will be subject to U.S. federal income tax on a taxable disposition of such stock and a 10% withholding tax generally will apply to the gross proceeds from such disposition.

A Non-U.S. Holder that may be treated as a 5% holder of our Series E Preferred Stock or Common Stock is strongly encouraged to consult its own tax advisor with respect to the U.S. federal income tax consequences of the ownership and disposition and conversion of our Series E Preferred Stock and Common Stock received upon such conversion.

Conversion into Common Stock

Subject to the discussion below regarding 5% holders, a Non-U.S. Holder generally will not recognize any gain or loss by reason of receiving solely Common Stock upon conversion of the Series E Preferred Stock. Notwithstanding this general rule, if a Non-U.S. Holder is a 5% holder with respect to its Series E Preferred Stock but not the Common Stock into which the Series E Preferred Stock is convertible, then the conversion of the Series E Preferred Stock into Common Stock would be a taxable event and such Non-U.S. Holder would be subject to U.S. tax in the same manner as described in “–Sale, Exchange, Redemption or Other Disposition.”

If a Non-U.S. Holder is a 5% holder as to the Series E Preferred Stock and will be a 5% holder as to the Common Stock received upon conversion, then, although the conversion of the Series E Preferred Stock solely into the Common Stock generally should not be taxable, in order to obtain such tax free treatment, the Non-U.S. Holder may be required to file a U.S. federal income tax return and would be required to satisfy certain procedural requirements in accordance with the applicable Treasury Regulations.

If we elect to satisfy our conversion obligation solely in cash, a Non-U.S. Holder generally would be taxed as described above under “Consequences to Non-U.S. Holders –Sale, Exchange, Redemption or Other Disposition.”

If we elect to satisfy our conversion obligation in a combination of cash and Common Stock, a Non-U.S. Holder may recognize gain, but not loss, equal to the excess, if any, of the fair market value of the Common Stock and cash received over the Non-U.S. Holder’s adjusted tax basis in the Series E Preferred Stock converted, but in no event will the amount of gain recognized exceed the amount of such cash received. Any such gain would be taxable only in the circumstances described in “—Sale, Exchange, Redemption or Other Disposition.” A Non-U.S. Holder that is a 5% holder of the Series E Preferred Stock may be required to treat the conversion as a taxable transaction unless certain exceptions under the FIRPTA rules are applicable and all filing and procedural requirements are met.

Non-U.S. Holders that may be treated as 5% holders of our Series E Preferred Stock are strongly encouraged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the conversion of their Series E Preferred Stock into Common Stock, cash or Common Stock and cash.

Backup Withholding and Information Reporting

The amount of distributions paid to a Non-U.S. Holder on shares of our Series E Preferred Stock and our Common Stock and the amount of tax withheld on such distributions must be reported annually to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding on dividends it receives on shares of our Series E Preferred Stock and our Common Stock if the Non-U.S. Holder provides the applicable withholding agent with proper certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) of its status as a non-U.S. person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Series E Preferred Stock or our Common Stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. Information reporting will apply, however, if a Non-U.S. Holder sells shares of our Series E Preferred Stock or our Common Stock outside the United States through a U.S. broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless the Non-U.S. Holder provides appropriate certification to the broker (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) of the holder’s status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is properly furnished to the IRS on a timely basis.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Series E Preferred Stock or Common Stock and on the gross proceeds from a disposition of our Series E Preferred Stock or Common Stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

HOLDERS OF OUR EXISTING PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

INFORMATION AGENT AND EXCHANGE AGENT

Information Agent and Exchange Agent

D.F. King & Co., Inc. has been appointed Information Agent and Exchange Agent for the Exchange Offers. All deliveries and correspondence sent to the Information Agent and Exchange Agent should be directed to the address set forth on the back cover of this Offer to Exchange. We have agreed to pay the Information Agent and Exchange Agent reasonable and customary fees for its services and to reimburse the Information Agent and Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent and Exchange Agent for certain liabilities, including liabilities under the federal securities laws. Requests for additional copies of documentation may be directed to the Information Agent or the Exchange Agent at the address set forth on the back cover of this Offer to Exchange.

Delivery of a Letter of Transmittal or transmission of instructions to an address or facsimile number other than as set forth on the back cover of this Offer to Exchange for the Exchange Agent is not a valid delivery.

THE INFORMATION AGENT AND EXCHANGE AGENT FOR THE EXCHANGE OFFERS IS:

D.F. King & Co., Inc. 48 Wall Street — 22nd Floor New York, New York 10005

Banks and Brokers, Call: (212) 269-5550

All Others Call Toll-Free: (866) 853-1834

Email: gdp@dfking.com

Additional copies of this Offer to Exchange, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent or the Exchange Agent and will be furnished at our expense. Questions and requests for assistance regarding the tender of your securities should be directed to the Information Agent or the Exchange Agent.